Exhibit 4.4

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 12, 2006 (the “Effective Date”), by and among CDMTV Holding Company, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), the investors listed on Exhibit A(i) attached hereto (collectively, the “Investor”), the individual listed on Exhibit A(ii) attached hereto (the “Key Shareholder”) and China Digital Mobile Television Co., Ltd., a limited liability company organized and existing under the Laws of the PRC (“CDMTV”).

RECITALS

A.	The Investor wishes to invest in the Company by subscribing for certain preferred shares to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement.

B.	The Company wishes to issue and sell certain preferred shares to the Investor pursuant to the terms and subject to the conditions of this Agreement.

WITNESSETH

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement, the Indemnification Agreements and the Escrow Agreement, each as defined herein.

“Board” or “Board of Directors” means the board of directors of the Company.

“Common Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Company Group” means the Company, CDMTV, Shenzhen HDTV Industrial Investment Co., Ltd. and CDMTV Technology Company Co., Ltd. (as described in the Shareholding Structure attached hereto as Exhibit J), together with each Subsidiary of any of the foregoing, each Person (other than a natural person) that is, directly or indirectly, Controlled by any of the foregoing, including but not limited to each joint venture in which any of the foregoing holds more than fifty percent (50%) of the voting power.

“Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, or license.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise,

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which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Conversion Shares” means Common Shares issuable upon conversion of any Shares.

“Convertible Securities” means, with respect to any specified Person, any equity securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.

“Escrow Agent” means the escrow agent identified and party to the Escrow Agreement.

“Governmental Authority” means any nation or government or any nation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by the Company Group.

“Key Employee” means, with respect to each of the Company and each member of the Company Group, the chief executive officer, the chief financial officer, the president, the general manager or any other manager with the title of “vice-president” or higher, of such Person.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that could reasonably be expected to have a material adverse effect on the business as now conducted to proposed to be conducted, financial condition, prospects, assets or liabilities of each member of the Company Group, and their Subsidiaries, taken as a whole, or (b) material impairment of the ability of any member of the Company Group or any of their Subsidiaries to perform their respective material obligations hereunder or under the other Transaction Documents, as applicable.

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“Memorandum and Articles” means the amended and restated memorandum of association and the articles of association of the Company attached hereto as Exhibits B(i) and Exhibit B(ii), respectively, to be adopted by resolution in writing of all members of the Company on or before the Closing (as defined herein below).

“Permitted Liens” means (i) Liens for taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (x) do not in the aggregate materially detract from the value of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Public Official” means an employee of a Governmental Authority, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

“Qualified IPO” has the meaning given to such term in the Company’s Memorandum and Articles, as amended and restated from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Shareholding Structure” means the diagram of Shareholding Structure attached hereto as Exhibit J.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting power or registered capital.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles and each of the agreements and other documents required in connection with implementing the Shareholding Structure.

“U.S. GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

For purposes of this Agreement, the term “knowledge” refers to the best knowledge of the relevant Person after such Person has made all due and diligent inquiries.

2. Purchase and Sale of Shares.

2.1 Sale and Issuance of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein below), the Investor agrees to subscribe for and purchase, and the Company agrees to issue and sell to the Investor, 6,376,000 Series

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A-1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles (the “Series A-1 Preferred Shares”) and 7,874,000 Series A-2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles (the “Series A-2 Preferred Shares”, and together with the Series A-1 Preferred Shares, the “Shares”) at a per share purchase price of US$1.00 for the Series A-1 Preferred Shares and of US$1.00 for the Series A-2 Preferred Shares, for an aggregate amount of consideration of US$14,250,000 (the “Purchase Price”), to be paid in accordance to Section 2.2(iii).

2.2 Closing.

(i) The purchase, sale and issuance of the Shares hereunder shall take place remotely at the office of O’Melveny & Myers in Shanghai at 10:00 a.m. local time on April 12, 2006 or such other date as the Company and the Investor shall agree.

(ii) At the Closing, the Company shall issue to the Investor the Series A-1 Preferred Shares and the Series A-2 Preferred Shares purchased by the Investor hereunder, and otherwise vest in the Investor good and valid title to such purchased securities (with all necessary transfer tax and all other revenue stamps attached thereto), free and clear of all liens, and in connection therewith (i) the Company shall cause the Company’s share register to be updated to reflect the Series A-1 Preferred Shares and the Series A-2 Preferred Shares purchased by the Investor hereunder and shall deliver to the Investor as soon as practicable thereafter a copy of such register that shall have been certified by the Registrar of Companies in the Cayman Islands, and (ii) the Company shall deliver certificates representing the Series A-1 Preferred Shares and the Series A-2 Preferred Shares purchased by the Investor hereunder, duly endorsed in the name of each of the investors listed on Exhibit A(i) hereof, to the Investor’s custodian using the following delivery instructions with a copy of such certificates (front and back) send via e-mail to jfrank@ozcap.com and scott.ciccone@ozcap.com:

Credit Suisse
Attention: Mr. Robert Mendez
Tel: 212-855-2441
DTCC Window
FFC-Participant #355
55 Water Street
New York, NY 10041 USA

For OZ Master Fund, Ltd.:
Name of the Account:	OZ Master Fund-OZMD
Account Number:	735110

Title of Security:	Series A-1 Preferred Shares
Number of Shares Deposited:	3,032,426

Title of Security:	Series A-2 Preferred Shares
Number of Shares Deposited:	3,744,874

For OZ Asia Master Fund, Ltd.:
Name of the Account:	OZ Asia Master Fund, Ltd.

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Account Number:	0U9E

Title of Security:	Series A-1 Preferred Shares
Number of Shares Deposited:	3,085,346

Title of Security:	Series A-2 Preferred Shares
Number of Shares Deposited:	3,810,229

For OZ Global Special Investments Master Fund, L.P..:
Name of the Account:	OZ Global Special Investments Master Fund, L.P.
Account Number:	736PK0

Title of Security:	Series A-1 Preferred Shares
Number of Shares Deposited:	258,228

Title of Security:	Series A-2 Preferred Shares
Number of Shares Deposited:	318,897

(iii) At the Closing, the Investor shall deliver (i) US$6.067,339.98 by wire transfer of immediately available U.S. dollar funds to the bank account designated in writing by the Company prior to the Closing (the “Company Account”), (ii) US$7,874,712.60 by wire transfer of immediately available U.S. dollar funds to the bank account designated in writing by the Escrow Agent prior to the Closing (the “Escrow Account”), (iii) US$120,000 by wire transfer of immediately available U.S. dollar funds to the bank account designated in writing by O’Melveny & Myers LLP prior to the Closing, (iv) US$187,947.42 by wire transfer of immediately available U.S. dollar funds to the bank account designated by Dragon Castle International Ltd. prior to the Closing, and (v) a duly executed, undated instrument of transfer with respect to an unspecified number of Series A-2 Preferred Shares, substantially in the form attached to the Escrow Agreement, to the Escrow Agent. The Company hereby acknowledges and agrees that the payment by the Investor of the amounts set forth in clauses (i) through (iv) shall constitute payment in full for the purchase of the Shares hereunder.

3. Representations and Warranties of the Company, the Key Shareholder and CDMTV. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule attached to this Agreement as Exhibit F (the “Disclosure Schedule”), each of the Company, the Key Shareholder and CDMTV (together, the “Warrantors”), jointly and severally, represents and warrants to the Investor that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, and on and as of the date of the Closing, if not the same date as the date of this Agreement, with the same effect as if made on and as of the date of the Closing.

3.1 Organization, Good Standing and Qualification. Each member of the Company Group is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each member of the Company Group has all requisite legal and corporate power and authority to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify would reasonably be expected to result in a Material Adverse Effect.

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3.2 Capitalization and Voting Rights.

(a) Immediately before the Closing, the authorized capital of the Company shall consist of:

(i) 14,250,000 Shares, par value US$0.0001 per share, of which 6,376,000 shall be designated Series A-1 Preferred Shares and 7,874,000 shall be designated Series A-2 Preferred Shares. None of the Shares shall be issued and outstanding. The rights, privileges and preferences of the Shares will be as stated in the Memorandum and Articles.

(ii) 50,000,000 Common Shares, par value US$0.0001 per share, of which: (i) 22,000,000 shares are issued and outstanding, (ii) 4,000,000 will be reserved for issuance pursuant to a duly authorized equity incentive plan of the Company (the “ESOP”), (iii) 14,250,000 will be reserved for issuance upon conversion of the Shares and (iv) 9,750,000 will be reserved for issuance for other purposes approved by the Board. The rights, privileges and preferences of Common Shares are as stated in the Memorandum and Articles.

(iii) Except as set forth above and except for (i) the conversion privileges of the Shares (ii) certain rights provided in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement, there are no outstanding options, securities, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its equity securities. The Company is not a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any security of the Company.

The Capitalization Table attached hereto as Exhibit G sets forth the complete and accurate capitalization of the Company both immediately prior to the Closing and as it shall exist immediately following the Closing.

(b) The Shareholding Structure sets forth the complete and accurate shareholding structure of each member of the Company Group (other than the Company), including but not limited to: (i) record and beneficial owners of each member of the Company Group and Subsidiary and (ii) share capital or registered capital of each member of the Company Group and its Subsidiary. All share capital or registered capital of each member of the Company Group or its Subsidiary have been duly and validly issued (or subscribed for), fully paid and non-assessable. All share capital or registered capital of each member of the Company Group or its Subsidiary will be free of liens, encumbrances and any restrictions on transfer (except for any restrictions on transfer under applicable Laws, the Right of First Refusal and Co-Sale Agreement and the Shareholders Agreement). No share capital or registered capital of any member of the Company Group or its Subsidiary was issued or subscribed to in violation of the preemptive rights of any person, terms of any agreement or any Laws, by which each such Person at the time of issuance or subscription was bound. There are no (i) resolutions pending to increase the share capital or registered capital of any member of the Company Group or its Subsidiaries; (ii) outstanding options, warrants, proxy, agreements, pre-emptive rights or other rights relating to the share capital or registered capital of any member of the Company Group or its Subsidiary, other than as contemplated by this Agreement; (iii) outstanding Contracts or other agreements under which any member of the Company Group or any other Person purchases or otherwise acquires, or has the right to

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purchase or otherwise acquire, any interest in the share capital or registered capital of any member of the Company Group or its Subsidiary; (iv) dividends which have accrued or been declared but are unpaid by any member of the Company Group or its Subsidiary; and (v) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any member of the Company Group or its Subsidiary other than the ESOP.

(c) Options granted under the ESOP, if any, vest as follows: twenty-five percent (25%) of the shares vest one (1) year following the vesting commencement date, with the remaining seventy-five percent (75%) vesting in thirty-six (36) equal installments over the next three (3) years. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of termination of employment (whether actual or constructive), except that in the event of a merger, consolidation, sale of all or substantially all of the assets of the Company or any other transaction, as a result of which the then existing shareholders of the Company will cease to own a majority of the Company upon occurrence of such event, and should an employee be terminated without cause within one (1) year after such event, the Board of the Directors of the Company (with the consent from the Investor’s representative) may decide to grant one (1) year acceleration to such terminated employee. Other than the foregoing, there is no accelerated vesting in any event. The Company reasonably believes that the Common Shares available for future issuance shall be sufficient to meet the Company’s equity incentive needs for at least the twelve (12) month period following the Closing.

3.3 Authorization. Each member of the Company Group has all requisite legal and corporate power, and has taken all corporate action on the part of such person, its officers, directors and shareholders necessary, for the authorization, execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party and the performance of all obligations of the Company hereunder and thereunder. The authorization, issuance (or reservation for issuance), sale and delivery of the Shares being sold hereunder, and the Common Shares issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing, and this Agreement, each of the Ancillary Agreements to which such Person is a party, when executed and delivered by such Person, will constitute the valid and legally binding obligation of such Person, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The issuance of any Shares or Conversion Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof. For the purpose only of this Agreement, “reserve”, “reservation” or similar words with respect to a specified number of Common Shares or Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall ensure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued share capital of the Company until the conversion rights of the holders of any Convertible Securities exercisable for such shares are exercised in accordance with the Memorandum and Articles or otherwise.

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3.4 Valid Issuance of Shares.

(i) The Shares that are being purchased by or issued to the Investor hereunder, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any liens and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws and under the Right of First Refusal and Co-Sale Agreement and the Shareholders Agreement). The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any liens and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws and under the Right of First Refusal and Co-Sale Agreement and the Shareholders Agreement). Except as set forth in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement, the Shares and the Conversion Shares are not subject to any preemptive rights, rights of first refusal or other similar rights.

(ii) All presently outstanding Common Shares of the Company were duly and validly issued, fully paid and non-assessable, free and clear of any liens and are free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws) and have been issued in compliance in all material respects with the requirements of all applicable securities Laws and regulations, including, to the extent applicable, the Securities Act.

3.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the offer, sale, issuance or reservation for issuance of the Shares and the Common Shares.

3.6 Offering. Subject in part to the truth and accuracy of the Investor’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Shares and the Conversion Shares, as contemplated by this Agreement and the Ancillary Agreements, are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any applicable securities Laws.

3.7 Broker. The Company does not have any Contract with any other broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, except that the Company retained Dragon Castle International Ltd. as a finder in connection with the transactions contemplated hereunder, pursuant to which three percent (3%) of the proceeds (less US$250,000) actually received from the Investor is to be paid to Dragon Castle International Ltd.

3.8 Tax Matters.

(i) The provisions for taxes as shown on the balance sheet included in the Financial Statements (as defined herein below) are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of each member of the Company Group as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet.

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There have been no extraordinary examinations or audits of any tax returns or reports by any applicable Governmental Authority. Each member of the Company Group has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable), and have paid, or made provision for the payment of, all taxes that have become due, except where the failure to make such payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(ii) No member of the Company Group is or expects to become a passive foreign investment company as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”). No member of the Company Group is or will become, as a result of the transactions contemplated herein, a controlled foreign corporation as described in Section 957 of the Code.

(iii) None of the members of the Company Group or, solely by virtue of their status as shareholders of any member of the Company Group, none of the shareholders of any member of the Company Group, has personal liability under local Law for the debts and claims of the relevant entity. There has been no communication from any tax authority relating to or affecting the tax classification of any member of the Company Group.

3.9 Books and Records. Each member of the Company Group maintains in all material respects its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements (as defined herein below) to be prepared in accordance with U.S. GAAP.

3.10 Financial Statements. Section 3.10 of the Disclosure Schedule sets forth, and the Company has delivered to the Investor, (i) the audited consolidated statements of operations and cash flows of the Company Group from the date of formation of CDMTV to December 31, 2005, prepared under U.S. GAAP, (ii) the audited consolidated balance sheet of the Company Group as of December 31, 2005 prepared under U.S. GAAP, (iii) the unaudited consolidated statements of operations and cash flow of the Company Group for the months ended January 31, 2006 and February 28, 2006 and (iv) the unaudited consolidated balance sheet of the Company Group for the months ended January 31, 2006 and February 28, 2006 (the “Statement Date”) (collectively, the “Financial Statements”). The Financial Statements are (x) complete and correct in all material respects and present fairly the financial condition and position of the Company Group as of their respective dates, in each case except as disclosed therein and except for the absence of notes, and (y) prepared in accordance with U.S. GAAP.

3.11 Changes. Since the Statement Date, except as contemplated by this Agreement, there has not been:

(a) (i) any change in the assets, liabilities, financial condition or operations of the Company Group from that reflected in the Financial Statements, other than changes in the ordinary course of business, or (ii) other changes which individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect;

(b) any resignation or termination of any Key Employee of any member of the Company Group;

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(c) any satisfaction or discharge of any Lien or payment of any obligation by any member of the Company Group, except in the ordinary course of business and that is not material to the assets, properties, financial condition, or operation of such entities (as such business is presently conducted);

(d) any change, amendment to or termination of a Material Contract (as defined below in Section 3.14(a));

(e) any change in any compensation arrangement or agreement with any Key Employee of any member of the Company Group;

(f) any sale, assignment or transfer of any Intellectual Property of any member of the Company Group to a party which is not a member of the Company Group, other than in the ordinary course of business;

(g) any declaration, setting aside or payment or other distribution in respect of any member of the Company Group’s capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by such member of the Company Group other than the repurchase of capital shares from employees, officers, directors or consultants pursuant to agreements approved by the Board of Directors of such member of the Company Group, other than CDMTV’s acquisition of all remaining equity interest in Shenzhen HDTV Industrial Investment Co., Ltd. in accordance with the Shareholding Structure;

(h) any failure to conduct business in the ordinary course, consistent with the Company Group’s past practices;

(i) any damages, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any member of the Company Group;

(j) any other event or condition of any character which individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect ; or

(k) any agreement or commitment by any member of the Company Group to do any of the things described in this Section 3.11.

3.12 Litigation. There is no action, suit, or other court proceeding pending, and to the knowledge of the Warrantors, threatened, against any member of the Company Group. There is no investigation pending or, to the knowledge of the Warrantors, threatened against any member of the Company Group. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Warrantors, threatened against any Key Employee or director of any of any member of the Company Group in connection with their respective relationship with such entity. There is no judgment, decree or order of any court or Governmental Authority in effect and binding on any member of the Company Group or their respective assets or properties. There is no court action, suit, proceeding or investigation by any member of the Company Group which such member of the Company Group intends to initiate against any third party. No Government Authority has at any time materially challenged or questioned in writing the legal right of any member of the Company Group to conduct its business as presently being conducted or proposed to be conducted.

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3.13 Liabilities. Except as disclosed in Section 3.13 of the Disclosure Schedule, no member of the Company Group has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Financial Statements, (ii) trade or business liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$50,000 in the aggregate.

3.14 Commitments.

(a) Section 3.14 of the Disclosure Schedule contains a complete and accurate list of all Contracts to which any member of the Company Group is bound that involve (i) obligations (contingent or otherwise) or payments to any member of the Company Group in excess of US$50,000, (ii) the license or transfer of Intellectual Property or other proprietary rights to or from any member of the Company Group other than among the members of the Company Group, (iii) any Contracts that affect the assets, properties, financial condition, operation or business of any member of the Company Group in material respects, including but not limited to any Contract having an effective term of more than one year or payments in excess of US$50,000 (collectively, the “Material Contracts”).

(b) There are no Contracts of any member of the Company Group containing covenants that in any material way purport to restrict the business activity of any such member of the Company Group, or limit in any material respect the freedom of any member of the Company Group to engage in any line of business that each of them is currently engaged in, to compete in any material respect with any entity or to obligate in any material respect any member of the Company Group to share, license or develop any product or technology.

(c) All of the Material Contracts are valid, subsisting, in full force and effect and binding upon each member of the Company Group, and, to the knowledge of the Warrantors, the other parties thereto.

(d) The members of the Company Group have in all respects satisfied or provided for all of their liabilities and obligations under the Material Contracts requiring performance prior to the date hereof, are not in default in any material respect under any Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Each of the Warrantors is not aware of any material default thereunder by any other party to any Material Contract or any condition existing that with notice or lapse of time or both would constitute such a material default, or give any Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, a Material Contract.

(e) No member of the Company Group has given to or received from any Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or material breach of, or material default under, any Material Contract.

3.15 Compliance with Laws.

(a) Each member of the Company Group is in compliance with all Laws or regulations that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties, including any PRC governmental claims arising under any applicable PRC Laws that may require the registration or licensing of any Intellectual Property but excluding any third party claims.

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(b) No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any member of the Company Group of, or a failure on the part of any member of the Company Group to comply with, any Law or regulation, or (ii) may give rise to any obligation on the part of any member of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) No member of the Company Group has received any notice from any Governmental Authority regarding (i) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law, or (ii) any actual, alleged, possible or potential material obligation on the part of any member of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d) No member of the Company Group, or any director, agent, employee or any other person acting for or on behalf of any member of the Company Group, has directly or indirectly (i) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any Public Official or otherwise (A) to obtain favorable treatment in securing business for the Company Group, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company Group, in each case which would have been in violation of any applicable Law, or (ii) established or maintained any fund or assets in which the Company Group shall have proprietary rights that have not been recorded in the books and records of the Company Group.

(e) The Shareholding Structure is in compliance with all Laws or regulations that may be applicable including without limitation the PRC merger and acquisition rules and regulations of the PRC’s State Administration of Foreign Exchange.

3.16 Title; Liens; Permits.

(a) The members of the Company Group have good and marketable title to all the tangible properties and assets reflected in their books and records, whether real, personal or mixed, purported to be owned by the Company Group, free and clear of any Liens, other than Permitted Liens. With respect to the tangible property and assets they lease, each member of the Company Group is in compliance in all material respects with such leases and holds a valid leasehold interest free of any Liens, other than Permitted Liens. Each member of the Company Group owns or leases all tangible properties and assets necessary to conduct in all material respects their respective business and operations as presently conducted.

(b) Each member of the Company Group has all material franchises, authorizations, approvals, permits, certificates and licenses, including but not limited to any special approval or permits required under the Laws of the PRC (“Permits”) necessary for its respective business and operations as now conducted or planned to be conducted under such member of the Company Group’s business plan and current budget. No member of the Company Group is in default in any material respect under any such Permit.

3.17 Subsidiaries. Except as set forth on Section 3.17 of the Disclosure Schedule, no member of the Company Group owns or Controls, directly or indirectly, any interest in any other Person other than other members of the Company Group, as applicable, or is a participant in any joint venture, partnership or similar arrangement.

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3.18 Compliance with Other Instruments. No member of the Company Group is in violation, breach or default of its Memorandum and Articles or any other constitutional documents (which include, as applicable, any articles of incorporation, articles of association, by-laws, joint venture contracts and similar documents). The execution, delivery and performance by the Company of and compliance with each of the Transaction Documents, and the consummation of the transactions contemplated thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) the Memorandum and Articles or any other such constitutional documents of any member of the Company Group, (ii) any Material Contract, (iii) any judgment, order, writ or decree or (iv) any Law.

3.19 Registration Rights. Except as provided in the Shareholders Agreement, no member of the Company Group has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to any of their securities.

3.20 Related Party Transactions. Except as disclosed in Section 3.20 of the Disclosure Schedule, no officer, director or employee of any member of the Company Group or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them (each of the foregoing, a “Related Party”), has any material agreement, understanding, proposed transaction with, or is materially indebted to, any member of the Company Group, nor is any member of the Company Group materially indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Except as disclosed in Section 3.20 of the Disclosure Schedule, no Related Party has any material direct or indirect ownership interest in any firm or corporation (other than a member of the Company Group) with which a member of the Company Group is affiliated or with which a member of the Company Group has a business relationship, or any firm or corporation (other than a member of the Company Group) that competes with a member of the Company Group (except that Related Parties may own less than 1% of the stock of publicly traded companies that engage in the foregoing). No Related Party has, either directly or indirectly, a material interest in: (a) any Person which purchases from or sells, licenses or furnishes to a member of the Company Group any goods, property, intellectual or other property rights or services; or (b) any Contract to which a member of the Company Group is a party or by which it may be bound or affected. For purposes of this Section 3.20 only, the term “material” or “materially” shall mean an obligation or interest in excess of US$50,000.

3.21 Intellectual Property Rights.

(a) The members of the Company Group own or otherwise have the sufficient right or license to use all Intellectual Property necessary for their business as currently conducted without, to the knowledge of the Warrantors, any violation or infringement of the rights of others, free and clear of all Liens other than Permitted Liens. Section 3.21(a) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by the Company Group, whether registered or not, and a complete and accurate list of all licenses granted by the members of the Company Group to any third party with respect to any Intellectual Property. There is no pending or, to the knowledge of the Warrantors, threatened, claim or litigation against any member of the Company Group, contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. All material inventions and material know-how conceived by employees of the Company Group, including the Key Shareholder, and related

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to the businesses of the Company Group were “works for hire”, and all right, title, and interest therein, including any applications therefore, were transferred and assigned to the Company Group.

(b) No proceedings or claims in which any member of the Company Group alleges that any person is infringing upon, or otherwise violating, any member of the Company Group’s Intellectual Property rights are pending, and none has been served, instituted or asserted by any member of the Company Group.

(c) None of the Key Employees of any member of the Company Group is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company Group or that would conflict with the business of the Company Group as presently conducted. It will not be necessary to utilize in the course of the Company Group’s business operations any inventions of any of the respective employees of the Company Group made prior to their employment by the Company Group, except for inventions that have been validly and properly assigned or licensed to the Company Group as of the date hereof.

(d) The members of the Company Group have each taken all security measures that in the judgment of the Company Group are commercially prudent in order to protect the secrecy, confidentiality and value of their respective material Intellectual Property.

3.22 Entire Business. There are no material facilities, services, assets or properties shared with any other entity that is not a member of the Company Group, which are used in connection with the business of the Company Group.

3.23 Labor Agreements and Actions. None of the members of the Company Group are a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employment compensation agreement other than those set forth in Section 3.23 of the Disclosure Schedule. The members of the Company Group have complied in all material respects with all applicable Laws related to employment, and, to the knowledge of the Warrantors, none of the members of the Company Group have any union organization activities, threatened or actual strikes or work stoppages or material grievances. None of the members of the Company Group are bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, other than as set forth in Section 3.23 of the Disclosure Schedule.

3.24 Specific Events. Except as disclosed in Section 3.24 of the Disclosure Schedule, since the Statement Date, none of the members of the Company Group has (i) declared, paid or committed to pay any dividends, or authorized, made or committed to make any distribution upon or with respect to any of its securities, (ii) incurred or committed to incur any indebtedness for money borrowed in excess of US$50,000 individually or US$100,000 in the aggregate that is currently outstanding other than those incurred in the ordinary course of business, (iii) made or committed to make any loans or advances to any individual, other than ordinary advances for travel or other bona fide business-related expenses or (iv) waived or committed to waive any material right of value.

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3.25 Business Plan and Budget. The Company has delivered to the Investor on or before the Closing a business plan and budget for the twelve months following the Closing to the reasonable satisfaction of the Investor. Such business plan and budget was prepared in good faith based upon assumptions and projections which the Company believes are reasonable and not materially misleading.

3.26 Disclosure. The Company has provided each Investor with all the information regarding the Company without undue expense that such Investor has requested for deciding whether to purchase the Shares. No representation or warranty of any member of the Company Group contained in this Agreement or any certificate furnished or to be furnished to the Investor at the Closing under this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.27 Obligations of Management. Each Key Employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. No Key Employee of the Company is, to the Company’s knowledge, planning to work less than full time at the Company in the future. No Key Employee is currently working or, to the Company’s knowledge, plans to work for any other Person that competes with any member of the Company Group, whether or not such Key Employee is or will be compensated by such Person.

4. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company, CDMTV and the Key Shareholder that:

4.1 Status. The Investor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

4.2 Authorization. The Investor has full power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, and this Agreement and each of the Ancillary Agreements to which it is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Purchase for Own Account. The Shares purchased hereunder, and the Common Shares issuable upon conversion of the Shares (collectively, the “Purchased Securities”) to be received by the Investor, if any, will be acquired for investment purposes for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it has not been organized for the purpose of acquiring the Purchased Securities, and it does not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Purchased Securities, and has not solicited any Person for such purpose.

4.4 No Public Market. The Investor understands and acknowledges that the offering of the Purchased Securities will not be registered or qualified under the Securities Act, or any applicable securities Laws on the grounds that the offering and sale of

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securities contemplated by this Agreement and the issuance of securities hereunder is exempt from registration or qualification, and that the Company’s reliance upon these exemptions is predicated upon the Investor’s representations in this Agreement. The Investor further understands that no public market now exists for any of the securities issued by the Company, and the Company has given no assurances that a public market will ever exist for the Company’s securities.

4.5 Disclosure of Information. The Investor and its advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been requested by the Investor or its advisors. The Investor and its advisors have been afforded the opportunity to ask questions of representatives of the Company and have received answers to such questions, as the Investor deems necessary in connection with its decision to subscribe for the Purchased Securities. Notwithstanding the foregoing, each party acknowledges and agrees that the foregoing shall not in any way limit, reduce or affect the representations and warranties provided by the Company in this Agreement or the right of the Investor to rely thereon.

4.6 Status of Investor. The Investor is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act.

4.7 Restricted Securities. The Investor understands that the Purchased Securities are characterized as “restricted securities” under U.S. federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor understands that the Purchased Securities have not been qualified or registered under the Laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities Laws.

4.8 Legends. The Investor understands that the certificates evidencing the Purchased Securities issued pursuant to this Agreement may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”

5. Conditions of the Investor’s Obligations at Closing. The obligations of the Investor under Section 2 of this Agreement, unless otherwise waived in writing by the Investor, are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1 Representations and Warranties. Except as set forth in the Disclosure Schedule, the representations and warranties of the Warrantors contained in Section 3, respectively shall be true and correct when made, and shall be true and correct on and as of the

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Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except in either case for those representations and warranties (i) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates and (ii) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (i)) as of such particular date.

5.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement, that are required to be performed or complied with, on or before the Closing.

5.3 Authorizations. The Company shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Ancillary Agreements, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Shares pursuant to this Agreement and all such authorizations, approvals, waivers and permits shall be effective as of the Closing.

5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto, including but not limited to written approval from all of the holders of equity interests of the Company and the other members of the Company Group, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, in form and substance satisfactory to the Investor, and the Investor shall have received all such counterpart original or other copies of such documents as it may reasonably request.

5.5 Memorandum and Articles. The Memorandum and Articles shall have been duly amended by all necessary action of the Board of Directors and/or the members of the Company, as set forth in the forms attached hereto as Exhibit B(i) and Exhibit B(ii), respectively, and such amendment shall become effective immediately prior to the Closing and shall be duly filed with the Registrar of Companies of the Cayman Islands as soon as practicable after the Closing.

5.6 Shareholders Agreement. Each of the parties to the Shareholders Agreement, other than the Investor, shall have executed and delivered to the Investor a Shareholders Agreement in the form attached hereto as Exhibit C (the “Shareholders Agreement”).

5.7 Right of First Refusal and Co-Sale Agreement. Each of the parties to the Right of First Refusal and Co-Sale Agreement, other than the Investor, shall have executed and delivered to the Investor a Right of First Refusal and Co-Sale Rights Agreement in the form attached hereto as Exhibit D (the “Right of First Refusal and Co-Sale Agreement”).

5.8 Escrow Agreement. Each of the parties to the Escrow Agreement, other than the Investor, shall have executed and delivered to the Investor an Escrow Agreement in the form attached hereto as Exhibit E (the “Escrow Agreement”).

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5.9 Opinion of Cayman Islands Counsel. The Investor shall have received from Maples and Calder, special counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit H.

5.10 Opinion of PRC Counsel. The Investor shall have received from King and Wood, special PRC counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit I.

5.11 Completion of Due Diligence. The Investor shall have completed their business, legal and financial due diligence review.

5.12 Budget & Business Plan. The Investor shall have received from the Company a definitive budget and business plan for the full calendar years of 2006 and 2007, including but not limited to quarterly milestones setting out targeted joint ventures and channel acquisitions and all related estimated funding requirements and revenues, each in form and substance satisfactory to the Investor.

5.13 Audit. The Investor shall have received from one of the “big four” international accounting firms, at the Company’s sole expense, audited consolidated financial statements of the Company Group for the fiscal year ended December 31, 2005, together with a review of financial performance of the Company Group for the months ended January 31, 2006 and February 28, 2006. In addition, the Investor shall have received from the Company management accounts of the Company Group prepared in accordance with U.S. GAAP for the period from March 1, 2006 to April 7, 2006, and the Investor shall be satisfied with all such information.

5.14 Terms of Appointment. The Investor shall have received from the Company written disclosure of the terms of appointment of all financial and other advisors each member of the Company Group, including but not limited to disclosure of all compensation paid or to be paid to each such advisor, and the Investor shall be satisfied with all such terms of appointment.

5.15 Investment Committee Approval. The Investor’s investment committee shall have approved the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

5.16 Documentation for the Restructuring. The Company shall have completed the key documentation for the transactions necessary to implement the Shareholding Structure, as may be amended from time to time as required by the Investor or as may be approved by the Investor. Such documentation shall include but not be limited to (i) all documentation related to the establishment of the legal, corporate and capital structures described in the Shareholding Structure, (ii) completing all registrations with the SAFE and obtaining any other Permits required in connection with the Shareholding Structure, and (iii) all documentation related to the registration of the joint venture to be formed in Dalian, the PRC, as described in the Shareholding Structure.

5.17 Employment Agreements. Each of the Key Employees of the Company and each member of the Company Group shall have entered into full-time employment agreements with the Company or the appropriate member of the Company Group in the form attached hereto as Exhibit K, containing, among other things, provisions regarding the three-year term of the employment, non-competition, confidentiality and invention assignment, in form and substance satisfactory to the Investor.

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5.18 Indemnification Agreements. The Company shall have executed and delivered to the Investor an Indemnification Agreement in the form and substance attached hereto as Exhibit M with respect to each of the directors of the Company designated by the Investor (the “Indemnification Agreements”).

5.19 Board of Directors. Pursuant to the Memorandum and Articles, the Investor will designate Joel M. Frank and Andrew Siao as directors of the Company and the shareholders of the Company other than the Investor will designate Limin Li, Yanqing Liang, Ji Wu and Yi Zhang as directors of the Company, effective upon the Closing.

5.20 Closing Certificate. The chairman of the Company shall have executed and delivered to the Investor at the Closing a certificate (i) stating that, with respect to the Company only, the conditions specified in this Section 5 have been fulfilled, and (ii) attaching thereto (A) the Memorandum and Articles as then in effect, (B) copies of all resolutions approved by the Company’s shareholders and board of directors related to the transactions contemplated hereby, and (C) good standing certificates with respect to the Company from the applicable authority(ies) in the Cayman Islands dated within five (5) days of the Closing.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company as of the Closing under this Agreement, unless otherwise waived in writing by the Company, are subject to the conditions that (i) the representations and warranties of the Investor contained in Section 4 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, (ii) the Investor shall have paid the Purchase Price for the Shares as contemplated in Section 2.2(iii) hereof; (iii) the Escrow Agreement shall have been executed and delivered by all parties thereto (other than the Company); and (iv) the Investor shall have delivered to the Escrow Agent a duly executed, undated instrument of transfer as contemplated in Section 2.2(iii) hereof.

7. Confidentiality.

7.1 Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any party hereto and by representatives of such parties to any other party hereof or any of the representatives of such parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

7.2 Permitted Disclosures. Notwithstanding the foregoing, each of the Company and the Investor may disclose (i) the Confidential Information to its current or bona fide prospective investors, employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such party’s operations, in each case as such party deems appropriate in its sole discretion, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other party hereto. Any party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 7.3 below.

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7.3 Legally Compelled Disclosure. Except as set forth in Section 7.2 above, in the event that any party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Financing Terms, such party (the “Disclosing Party”) shall provide the other parties hereto with prompt written notice of that fact and shall consult with the other parties hereto regarding such disclosure. At the request of the other party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

7.4 Other Exceptions. Notwithstanding any other provision of this Section 7, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

7.5 Other Information. The provisions of this Section 7 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby, including that certain Series A Preferred Shares Financing Term Sheet, dated as of January 25, 2006.

7.6 Notices. All notices required under this Section 7 shall be made pursuant to Section 8.7 of this Agreement.

8. Miscellaneous.

8.1 Survival of Representations and Warranties. The representations and warranties set forth under Section 3 and any covenants and agreements of the Key Shareholder and the Company contained in or made pursuant to this Agreement shall survive for a period of two (2) years from the Closing, and such warranties, representations and covenants shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

8.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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8.3 Indemnity. The Company, CDMTV and the Key Shareholder shall, jointly and severally, indemnify the Investor for any losses, liabilities, damages, liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the, incurred by Investor as a result of any breach or violation of any representation or warranty made by the Warrantors or any breach by any Warrantor of any covenant or agreement contained herein or in any of the other Ancillary Agreements. If the Investor believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall give prompt notice thereof to the Warrantors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted. No such claim shall be settled or resolved without the consent of the Company, except that any dispute related thereto will be resolved pursuant to Section 8.13.

8.4 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflicts of law thereunder.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

8.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Agreement given in accordance with this Section 8.7). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

8.8 Finder’s Fee. Except for commissions payable by the Company to Dragon Castle International Ltd. of (i) three percent (3%) of the Purchase Price upon the Closing, and (ii) three percent (3%) of any disbursement received by the Company pursuant to the Escrow Agreement at the time of each such disbursement, the Company represents and warrants that it has incurred no liability for any brokerage fees, agents’ fees, commissions or finders’ fees of greater than US$10,000 in a twelve (12) month period prior to the Closing in connection with this Agreement or the consummation of the transactions contemplated hereby.

8.9 Fees and Expenses. The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. Upon written request from the Investor after the Closing, the Company shall pay all reasonable costs and expenses

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incurred by the Investor in conducting due diligence investigations on the Company and the Company Group and in preparing, negotiating and executing all documentation, including all reasonable fees and expenses of any outside legal counsel, up to a maximum aggregate amount of US$120,000; provided, that the Investor shall provide the Company with documentation evidencing such costs and expenses; provided further, that the Company Group shall not be responsible for any of the costs and expenses incurred by the Investor before the Closing takes place. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and expenses in addition to any other relief to which such party may be entitled.

8.10 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

8.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.12 Entire Agreement. This Agreement and the Ancillary Agreements together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. For the avoidance of doubt, this Agreement shall be deemed to terminate and supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, none of which agreements shall continue, including the Series A Preferred Shares Financing Term Sheet, dated as of January 25, 2006.

8.13 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. Each of the Company, on the one hand, and the Investor, on the other hand, shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

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(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8.13, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.13 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of New York and shall not apply any other substantive Law.

(e) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(g) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

8.14 Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

8.15 Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars are to currency of the United States of America.

8.16 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.17 No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a

23	CDMTV - Share Purchase Agreement

party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

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24	CDMTV - Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	CDMTV HOLDING COMPANY

By:
	Name:	Limin Li
	Title:	Director

CDMTV:	CHINA DIGITAL MOBILE TELEVISION CO., LTD.

By:
	Name:	Limin Li
	Title:	Chairman

	Address:	China Digital Mobile TV Co. Ltd.
1/F Block 7#, Champs Elysees
Nongyuan Road
Futian District
Shenzhen 518040, P.R. China
Attn: Limin Li, Chairman
Facsimile: (86755) 8298 1111

With a copy to:

Latham & Watkins LLP
41/F, One Exchange Square
8 Connaught Place Central
Hong Kong
Attn: Z. Julie Gao, Esq.
Facsimile: (852) 2522-7006

S-1	CDMTV - Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:

OZ Master Fund, Ltd.		OZ Asia Master Fund, Ltd.

By:	OZ Management, L.L.C., its Investment Manager	By:	OZ Management, L.L.C., its Investment Manager

By:		By:
Name:	Joel M. Frank	Name:	Joel M. Frank
Title:	Chief Financial Officer	Title:	Chief Financial Officer

OZ Global Special Investments Master Fund, L.P.

By:	OZ Advisors, L.L.C., its General Partner

By:	Och-Ziff Associates, L.L.C. its Managing Member

By:
Name:	Joel M. Frank
Title:	Chief Financial Officer

Address (for each Investor):

9 West 57th Street, 39th Floor

New York, NY 10019

United States of America

Attention: Joel M. Frank

Fax: +1 (212) 719-7482

With a copy to each of:

Och-Ziff Capital Management,

Suite 2003, Cheung Kong Center

2 Queen’s Road Central, Hong Kong

Attention: Manoj Jain

Fax: +852 2297-0818

O’Melveny & Myers LLP

Times Square Tower, 7 Times Square

New York, NY 10036

United States of America

Attention: Ilan Nissan

Fax: +1 (212) 326-2061

S-2	CDMTV - Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KEY SHAREHOLDER:	LIMIN LI

ID Number: 440301610103081
Address:

S-3	CDMTV - Share Purchase Agreement

EXHIBIT A(i)

INVESTORS

•	OZ Master Fund, Ltd.

•	OZ Asia Master Fund, Ltd.

•	OZ Global Special Investments Master Fund, L.P.

EXHIBIT A(ii)

KEY SHAREHOLDER

•	Limin Li

B-A	CDMTV - Share Purchase Agreement

EXHIBIT B(i)

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

Please refer to Exhibit 3.1 of this Registration Statement

B-B	CDMTV - Share Purchase Agreement

EXHIBIT B(ii)

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

Please refer to Exhibit 3.1 of this Registration Statement

B-2	CDMTV - Share Purchase Agreement

EXHIBIT C

SHAREHOLDERS AGREEMENT

C-1	CDMTV - Share Purchase Agreement

EXHIBIT D

RIGHT OF FIRST REFUSAL AND CO-SALE RIGHTS AGREEMENT

D-1	CDMTV - Share Purchase Agreement

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is entered into as of April 12, 2006 (the “Effective Date”), by and among CDMTV Holding Company, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), the investors listed on Exhibit A(i) attached hereto (each an “Investor”, and collectively, the “Investors”), the individuals listed on Exhibit A(ii) attached hereto (the “Ordinary Shareholders”). The Company, the Investors and the Ordinary Shareholders are referred to herein as “Parties” collectively and a “Party” individually.

Capitalized terms used herein without definition shall have the meanings set forth in the Share Purchase Agreement (as defined below).

RECITALS

A.	The Company, certain of the Investors, certain of the Ordinary Shareholders and the other parties thereto have entered into a Share Purchase Agreement dated April 12, 2006 (the “Share Purchase Agreement”).

B.	It is a condition precedent to the Closing under the Share Purchase Agreement that the Parties enter into this Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the parties agree as follows:

1. Definitions. The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Common Share Equivalents” means warrants, options and rights exercisable for Common Shares or securities convertible into or exchangeable for Common Shares, including, without limitation, the Preferred Shares.

“Common Shares” means the Company’s common shares, with a par value of US$0.0001 per share.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Equity Securities” means any Common Shares or Common Share Equivalents of the Company.

1	CDMTV – Right of First Refusal and
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“Governmental Authority” means any nation or government or any nation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Holders” means the Investors, together with the permitted transferees and assigns of the Investors who become parties to this Agreement.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Liquidation Event” has the meaning given to such term in the Company’s Memorandum and Articles, as amended and restated from time to time.

“Permitted Transferee” has the meaning set forth in Section 2.5 hereof.

“Qualified IPO” has the meaning given to such term in the Company’s Memorandum and Articles, as amended and restated from time to time.

“Series A Preferred Shares” means the Company’s issued and outstanding Series A-1 Preferred Shares, par value US$0.0001 per share, and Series A-2 Preferred Shares, par value US$0.0001 per share, issued pursuant to the Share Purchase Agreement.

“Shares” means Common Shares or Preferred Shares.

2. Rights of First Refusal and Co-Sale Rights

2.1 Prohibition on Transfer of Shares.

(a) Holders of Common Shares. Except as provided in Sections 2.2 through 2.5 of this Agreement, neither Mr. Li Limin nor Ms. Liang Yanqing, regardless of any such holder’s employment status with the Company, may transfer any direct or indirect interest in any Equity Securities now or hereafter owned or held by him or her at any time within two (2) years after the Closing Date, unless otherwise approved in writing by Investors representing not less than seventy-five percent (75%) of the aggregate voting power of the Equity Securities held by the all of the Investors; provided, that such consent of the Investors shall not be required if the Investors hold less than thirty percent (30%) of the Series A Preferred Shares or Common Shares issued on conversion of any Series A Preferred Shares purchased by the Investors pursuant to the Share Purchase Agreement. For the purposes hereof, redemption or repurchase of Shares by the Company shall not be prohibited under this clause.

(b) Prohibited Transfers Void. Any transfer of Equity Securities by an Ordinary Shareholder not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company.

2	CDMTV – Right of First Refusal and
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2.2 Rights of First Refusal.

(a) Transfer Notice. Prior to the closing of a Qualified IPO, if an Ordinary Shareholder proposes to transfer any Equity Securities or a Holder proposes to transfer any Series A Preferred Shares (such holder, a “Transferor”) to one (1) or more third parties that are not Affiliates of such holder (or otherwise related to such holder through common ownership or Control) pursuant to an understanding with such third parties (a “Transfer”), then the Transferor shall give the Holders, each of the holders of more than ten percent (10%) of the then outstanding Equity Securities of the Company, excluding the Transferor (together with the Holders, the “Major Shareholders”), and the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) subject to any applicable non-disclosure agreement with such third party, the identity of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.

(b) Major Shareholders’ Option.

(i) Each Major Shareholder shall have an option for a period of twenty (20) days following such Major Shareholder’s receipt of the Transfer Notice to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in writing before expiration of such twenty (20) day period as to the number of such Offered Shares that it wishes to purchase.

(ii) For the purposes of this Section 2.2(b), the pro rata share of each Major Shareholder of the Offered Shares shall be equal to (i) the total number of Offered Shares, multiplied by (ii) a fraction, the numerator of which shall be the number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) owned by the Major Shareholder on the date of the Transfer Notice and the denominator of which shall be the total number of Equity Securities (assuming the exercise, conversion and exchange of any Common Shares Equivalents) held by all shareholders of the Company on such date.

(iii) Subject to applicable securities Laws, each Major Shareholder shall be entitled to apportion Offered Shares to be purchased among its Affiliates upon written notice to the Company and the Transferor.

(iv) If a Major Shareholder gives the Transferor notice that it desires to purchase Offered Shares, then payment for the Offered Shares to be purchased shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased at a place agreed to by the Transferor and all the participating Major Shareholders and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(c).

3	CDMTV – Right of First Refusal and
Co-Sale Agreement

(v) Regardless of any other provision of this Agreement, if the Major Shareholders decline in writing, or fail to exercise their purchase options pursuant to this Section 2.2(b) with respect to all (and not less than all) Offered Shares, then the Transferor shall be under no obligation to transfer the Offered Shares to such Major Shareholders pursuant to this Section 2.2(b) and shall instead be free to sell such Offered Shares pursuant to the Transfer Notice, subject to Sections 2.3 and 2.4.

(vi) The Transferor shall have the right to terminate or withdraw any Transfer Notice and any intent to transfer Offered Shares at any time, whether or not any Major Shareholder has elected to purchase under this Section 2.2(b) any Offered Shares offered thereby.

(c) Valuation of Property.

(i) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Major Shareholders shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(ii) If the Transferor and the Major Shareholders cannot agree on such cash value within twenty (20) days after the Major Shareholders’ receipt of the Transfer Notice, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Transferor and the Major Shareholders or, if they cannot agree on an appraiser within twenty (20) days after the Major Shareholders’ receipt of the Transfer Notice, each shall select an appraiser of internationally recognized standing and the two appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

(iii) The cost of such appraisal shall be shared equally by the Transferor and the Major Shareholders, with the half of the cost borne by the Major Shareholders to be borne pro rata by each Major Shareholder based on the number of shares such Major Shareholder has elected to purchase pursuant to this Section 2.

(iv) If the value of the purchase price offered by the prospective transferee is not determined within the forty-five (45) day period specified in Section 2.2(b)(iv) above, the closing of the Major Shareholders’ purchase shall be held on or prior to the fifth (5th) business day after such valuation shall have been made pursuant to this Section 2.2(c).

2.3 Right of Co-Sale.

(a) To the extent the Major Shareholders do not exercise their respective rights of first refusal as to all of the Offered Shares proposed to be sold by any Ordinary Shareholder (but not by a Holder) pursuant to Section 2.2(b), each Major Shareholder that did not exercise its right of first refusal with respect to such Offered Shares shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor in writing within twenty (20) days after receipt of the Transfer Notice referred to in Section 2.2(a) (such Major Shareholder, a “Selling Shareholder”). Such Selling Shareholder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Shareholder wishes to sell under its right to participate. To the extent one or more of the Major Shareholders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.

4	CDMTV – Right of First Refusal and
Co-Sale Agreement

(i) The total number of Equity Securities that each Selling Shareholder may elect to sell shall be equal to the product of (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 2.2 hereof, multiplied by (ii) a fraction, the numerator of which is the number of Equity Securities (assuming the exercise, conversion and exchange of any Common Shares Equivalents) owned by such Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Equity Securities (assuming the exercise, conversion and exchange of any Common Shares Equivalents) owned by all shareholders of the Company on the date of the Transfer Notice.

(ii) Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Shareholder elects to sell; provided, however that if the prospective third party purchaser objects to the delivery of Equity Securities in lieu of Common Shares, such Selling Shareholder shall only deliver Common Shares (and therefore shall convert any such Equity Securities into Common Shares) and certificates corresponding to such Common Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(iii) The share certificate or certificates that a Selling Shareholder delivers to the Transferor pursuant to this Section 2.3(a)(iii) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which such Selling Shareholder is entitled by reason of its participation in such sale.

(iv) To the extent that any prospective purchaser prohibits the participation of a Selling Shareholder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Shareholder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Holder such shares or other securities that such Selling Holder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

2.4 Non-Exercise of Rights.

(a) Subject to any other applicable restrictions on the sale of such shares, to the extent that the Major Shareholders have not exercised their rights to purchase all Offered Shares within the time periods specified in Section 2.2 and the Major Shareholders have not exercised their rights to participate in the sale of all Offered Shares within the time periods specified in Section 2.3, the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the remaining Offered Shares to the third party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice.

5	CDMTV – Right of First Refusal and
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(b) In the event the Transferor does not consummate the sale or disposition of any Offered Shares within sixty (60) days from the expiration of such rights, the Major Shareholders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of such Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(c) The exercise or non-exercise of the rights of the Major Shareholders under this Section 2 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

2.5 Limitations to Rights of First Refusal and Co-Sale. Notwithstanding the provisions of this Section 2, any Ordinary Shareholder or Holder may sell or otherwise assign, with or without consideration, any Equity Securities now or hereafter held by such Person, to an Affiliate of such Person, or to any spouse, parent, lineal descendants, or to a trust, custodian, trustee, executor, or other fiduciary for the account of any of the foregoing, or to a trust for such holder’s account, or a charitable remainder trust (collectively, the “Permitted Transferees” and each, a “Permitted Transferee”) and such sale or assignment shall not be subject to Sections 2.1, 2.2 or 2.3, except as required by applicable Law. In addition, if any Ordinary Shareholder or Holder wishes to sell any Equity Securities in the Qualified IPO, such sale shall not be subject to Sections 2.1, 2.2 or 2.3 hereof.

3. Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. Except as otherwise provided herein, the rights of any Major Shareholder hereunder are only assignable in connection with the Transfer (subject to applicable securities and other Laws) of Equity Securities held by such Major Shareholder but only to the extent of such Transfer; provided, however, that (i) the Transferor shall, prior to the effectiveness of such Transfer, furnish to the Company written notice of the name and address of such Transferee and the Equity Securities that are being assigned to such Transferee, and (ii) such Transferee shall, concurrently with the effectiveness of such Transfer, become a Party to this Agreement as an Ordinary Shareholder or Holder, as the case may be, and be subject to all applicable restrictions set forth in this Agreement. This Agreement and the rights and obligations of any Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties.

4. Legend. Each existing or replacement certificate for Equity Securities now owned or hereafter acquired by any holder shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE MEMBER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

6	CDMTV – Right of First Refusal and
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5. Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each Party agrees to cooperate affirmatively with the other parties, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto.

6. Miscellaneous

6.1 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York without regard to conflicts of law provisions.

6.2 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by 15 days’ advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

6.3 Term. This Agreement shall terminate upon the earlier of the closing of a Qualified IPO or a Liquidation Event.

6.4 Entire Agreement. This Agreement, the Share Purchase Agreement and the exhibits hereto and thereto contain the entire understanding of the parties hereto with respect to the subject matter hereof, and supersede all other agreements between or among any of the parties with respect to the subject matter hereof.

6.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the Ordinary Shareholders and (iii) Investors representing not less than seventy-five percent (75%) of the aggregate voting power of the Equity Securities held by the all of the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties and their respective successors and assigns.

6.6 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.7 Attorney’s Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

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6.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

6.10 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Party hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. The Parties involved in such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. If either Party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 6.10, including the provisions concerning the appointment of arbitrators, the provisions of this Section 6.10 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of New York and shall not apply any other substantive Law.

(e) Each Party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either Party may apply to a court of competent jurisdiction for enforcement of such award.

(g) Either Party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

8	CDMTV – Right of First Refusal and
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6.11 Rights Cumulative. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

6.12 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

6.13 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

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9	CDMTV – Right of First Refusal and
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	CDMTV HOLDING COMPANY

By:
	Name:	Limin Li
	Title:	Director

	Address:	c/o China Digital Mobile TV Co. Ltd.
1/F Block 7#, Champs Elysees Garden
Nongyuan Road
Futian District
Shenzhen 518040, P.R. China
Attn: Limin Li, Chairman
Facsimile: (86755) 8298 1111

With a copy to:

Latham & Watkins LLP
41/F, One Exchange Square
8 Connaught Place Central
Hong Kong
Attn: Z. Julie Gao, Esq.
Facsimile: (852) 2522-7006

S-1	CDMTV – Right of First Refusal and
Co-Sale Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:

OZ Master Fund, Ltd.		OZ Asia Master Fund, Ltd.

By:	OZ Management, L.L.C., its Investment Manager	By:	OZ Management, L.L.C., its Investment Manager

By:		By:
Name:	Joel M. Frank	Name:	Joel M. Frank
Title:	Chief Financial Officer	Title:	Chief Financial Officer

OZ Global Special Investments Master Fund, L.P.

By:	OZ Advisors, L.L.C., its General Partner

By:	Och-Ziff Associates, L.L.C. its Managing Member

By:
Name:	Joel M. Frank
Title:	Chief Financial Officer

Address (for each Investor):

9 West 57th Street, 39th Floor

New York, NY 10019

United States of America

Attention: Joel M. Frank

Fax: +1 (212) 719-7482

With a copy to each of:

Och-Ziff Capital Management,

Suite 2003, Cheung Kong Center

2 Queen’s Road Central, Hong Kong

Attention: Manoj Jain

Fax: +852 2297-0818

O’Melveny & Myers LLP

Times Square Tower, 7 Times Square

New York, NY 10036

United States of America

Attention: Ilan Nissan

Fax: +1 (212) 326-2061

S-2	CDMTV – Right of First Refusal and
Co-Sale Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AXIAL:	AXIAL GROUP LIMITED

By:
	Name:	Andrew Shi Siao
	Title:	Director

By:
	Name:	Jor Teck Law
	Title:	Director

	Address:	c/o Wisdom Business Services Limited
Room 605, 6/F Bank of America Tower
12 Harcourt Road, Central, Hong Kong
Attn: Jor Teck Law
Facsimile: (852) 3010 5309

S-3	CDMTV – Right of First Refusal and
Co-Sale Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ORDINARY SHAREHOLDERS:	LIMIN LI

	ID Number:	440301610103081
	Address:

	YANQING LIANG

	ID Number:	230102197203296124
	Address:

S-4	CDMTV – Right of First Refusal and
Co-Sale Agreement

EXHIBIT A(i)

INVESTORS

•	OZ Master Fund, Ltd.

•	OZ Asia Master Fund, Ltd.

•	OZ Global Special Investments Master Fund, L.P.

•	Axial Group Limited

EXHIBIT A(ii)

ORDINARY SHAREHOLDERS

•	Limin Li

•	Yanqing Liang

Exhibit A	CDMTV – Right of First Refusal and
Co-Sale Agreement

EXHIBIT E

ESCROW AGREEMENT

E-1	CDMTV - Share Purchase Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made on April 12, 2006 between:

(1) OZ Master Fund, Ltd., OZ Asia Master Fund, Ltd. and OZ Global Special Investments Master Fund, L.P. (collectively, the “Investor”)

(2) CDMTV Holding Company, a company incorporated in the Cayman Islands and having its registered office at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Company”); and

(3) THE LAW DEBENTURE TRUST (ASIA) LIMITED, a company incorporated in Hong Kong and having its registered office at Room 1904, 19th Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong (the “Escrow Agent”).

WHEREAS:

The Investor and the Company are parties to a purchase agreement dated April 12, 2006 (the “Sale Agreement”) on and subject to the terms and conditions of which the Investor will deposit in the Escrow Account maintained by the Escrow Agent the sum of US$7,873,212.60 on April 12 2006 (the “Closing Date”).

1 Definitions

In this Agreement the following words and expressions shall have the following meanings:-

“Authorised Signatories” means those persons whose names and specimen signatures are set out in Schedule 2 or such other persons as shall be notified to the Escrow Agent in writing by a notice, signed by one Authorised Signatory of the relevant Party, and incorporating specimen signatures of such persons;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are generally open for the transaction of normal commercial banking business in Hong Kong and New York;

“Escrow Account” means the interest bearing escrow account to be established by the Escrow Agent with the Escrow Bank for the purposes of this Agreement or such other account as the Investor may instruct the Escrow Agent to establish for the purposes of this Agreement;

“Escrow Bank” means Standard Chartered Bank (Hong Kong) Limited with which the Investor may instruct the Escrow Agent to place the Escrow Account;

“Escrow Property” means the Monies and any other property or asset received and held in escrow by the Escrow Agent pursuant to this Agreement;

“Interest” means any applicable interest which accrues from time to time in respect the Monies;

“Monies” means any or all of the monies (including Interest) standing to the credit of the Escrow Account from time to time;

“Parties” means the parties to this Agreement;

“Share Transfer Instrument” means an instrument, undated and endorsed in blank, representing an unspecified number of Series A-2 Preferred Shares, par value US$0.0001 per share, of the Company (the “Shares”) in substantially the form set forth in Schedule 3, which shall be deposited with the Escrow Agent.

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“Transfer Amount” means the amount, stated in United States dollars, or US$, set out in a Transfer Notice as being the amount to be transferred.

“Transfer Notice” means a notice substantially in the form set out in Schedule 1 signed by an Authorised Signatory on behalf of the Investor.

2. The Escrow Agent

The Investor and the Company hereby appoint and instruct the Escrow Agent to act, and the Escrow Agent acknowledges that it has been appointed and will act, as escrow agent subject to the conditions and on the terms of this Agreement. The Escrow Agent shall establish the Escrow Account and agrees to hold any sums deposited into the Escrow Account and any Interest accruing on such sums in accordance with the terms of this Agreement. The Escrow Agent also agrees to hold the Share Transfer Instrument until such date as the Share Transfer Instrument shall either be destroyed or delivered to the Company in accordance with the terms of this Agreement.

Each of the Investor and the Company unconditionally and irrevocably covenants and agrees that it shall not bring any claim against the Escrow Agent in respect of the Escrow Agent’s provision of services in accordance with the terms set out in this Agreement save and except in respect of any losses arising from the fraud, gross negligence or wilful default of the Escrow Agent.

The Escrow Agent has the right to determine whether a provision of this Agreement has been complied with or whether sufficient evidence of compliance has been furnished to the Escrow Agent, and to act in accordance with such determination. The Escrow Agent will not be subject to any claim, liability or obligation whatsoever for so acting unless it is found that the Escrow Agent is or has been found guilty of fraud, gross negligence or wilful default.

3. The Escrow Account and Share Transfer Instrument

3.1 Subject to sufficient funds standing to the credit of the Escrow Account and subject to Section 3.3 hereof, as soon as reasonably practicable upon the receipt by the Escrow Agent of a Transfer Notice, and in any case within five (5) Business Days after receipt by the Escrow Agent of a Transfer Notice, the Escrow Agent shall transfer the Transfer Amount to the account specified in the Transfer Notice. As soon as is reasonably practicable after such transfer the Escrow Agent shall notify the Investor and the Company thereof. Save as expressly permitted in this Agreement, no other transfers shall be made from the Escrow Account unless all the Parties agree.

3.2 Notwithstanding any other provision of this Agreement, in making or instructing the making of any payment out of the Escrow Account, the Escrow Agent may withhold or deduct any sum which in its opinion it is obliged by law to so withhold or deduct and any sum determined by it to be payable or likely to be payable to it under the terms of this Agreement or the arrangements referred to in clause 5 hereof and the Escrow Agent is authorised to pay any bank charges, taxation and other liabilities referable to the operation of the Escrow Account and all fees, costs, expenses and amounts payable under indemnity or under clause 5 of this Agreement out of the Monies.

3.3 Any payment to:

(a)	the Investor under this Escrow Agreement shall be made to the same account of the Investor where such funds were originally transferred from; and

(b)	the Company under this Escrow Agreement shall be made to one or more bank accounts in the name of the Company as the Company may direct, and payment to such accounts shall be a full and sufficient discharge to the Escrow Agent by the relevant party in respect of the relevant payment obligation.

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3.4 In order to facilitate the Escrow Agent’s ability to establish the identity and standing of the Company to its satisfaction, the Company shall deliver to the Escrow Agent, in the case of a corporate entity, a letter from a solicitor or notary confirming the Company’s valid incorporation, the date of incorporation and detailing the country of its incorporation, registered address, principal trading address and names of its directors (together, the Company Verification Material).

3.5 The Investor shall deliver to the Escrow Agent a letter from a solicitor or notary confirming its valid incorporation, the date of incorporation and detailing the country of its incorporation, registered address, principal trading address and names of its directors (the Investor Verification Material).

3.6 The Company and the Investor, at no cost to the Escrow Agent, shall endeavour to facilitate the delivery of the Company Verification Material and the Investor Verification Material to the Escrow Agent. The Escrow Agent shall be under no obligation to accept any payment by the Investor until it has received the Investor Verification Material necessary. Each of the Investor and the Company shall be responsible for (and shall promptly pay) all costs incurred by the Escrow Agent in connection with the related verification exercise.

3.7 The Escrow Agent shall not be required to accept any payment of funds into the Escrow Account unless such payment is made by the Investor and the Escrow Agent has established the identity and standing of the Investor to its satisfaction under clause 3.5 hereof and, other than in the case of payment by cheque, it has received a copy of the remittance advice from the Investor's bank and a copy of the advice of receipt from the Escrow Bank each in form satisfactory to it.

3.8 The Escrow Agent shall take possession of the Share Transfer Instrument and maintain possession of the Share Transfer Instrument until December 31, 2007 (the “End Date”). As soon as practicable after the End Date, (i) if the balance of the Escrow Account (excluding any Interest) as of the End Date (the “End Date Balance”) exceeds US$1.00, the Escrow Agent shall deliver the Share Transfer Instrument to the Company (after dating the Share Transfer Instrument as of the End Date and specifying the number of shares subject to the Share Transfer Instrument (this number to be a whole number (no decimal amount) calculated by dividing the sum of the End Date Balance and all expenses deducted from the Escrow Account and paid to the Escrow Agent under this Agreement by 1.00)); or (ii) if the End Date Balance is less than US$1.00, the Escrow Agent shall irrevocably destroy and discard the Share Transfer Instrument. The Escrow Agent does not and shall not be required to represent and warrant the effectiveness of the Share Transfer Instrument and is not responsible for the due registration or the payment of stamp duty, if any, for the effective transfer of the shares indicated on the Share Transfer Instrument.

3.9 As soon as possible on or after the End Date, the Escrow Agent shall notify the Investor and the Company of the amount of the entire balance (including any Interest) of the Escrow Account. Promptly following delivery of such notice, but in any event no later than January 15, 2008, the Escrow Agent shall transfer the entire End Date Balance to the Investor, and transfer all the Interest accrued on all Transfer Amounts previously transferred to the Company from the Escrow Account, pursuant to the joint written instruction of the Investor and the Company. In the event such joint written instruction is not received by the Escrow Agent prior to January 15, 2008, the Escrow Agent shall be entitled to close the Escrow Account and return the Monies to the Investor.

3.10 Payment in full of all amounts standing to the credit of the Escrow Account in accordance with the terms of this clause 3 shall constitute a full and sufficient discharge of the Escrow Agent’s obligations under this Agreement and this Agreement shall terminate accordingly in accordance with clause 11.1 hereof.

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3.11 The duties of the Escrow Agent under this Agreement are intended to be purely mechanical in nature. No Party is liable to any other Party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control.

4. The Escrow Agent’s rights and limitations on its liability and indemnification

4.1. In performing its duties under this Agreement, the Escrow Agent shall not and neither shall its directors or employees incur liability to any other Party or any other person for damages, losses or expenses, except for those occasioned by the fraud, gross negligence or wilful default of the Escrow Agent or its directors or employees.

4.2 The Investor and the Company (for themselves and on behalf of their affiliates) expressly waive all rights which they may have or acquire against the Escrow Agent and its directors and employees in connection with the performance of this Agreement and undertake jointly and severally on demand to indemnify the Escrow Agent and its directors and employees against all claims, actions, charges, costs, expenses, demands, damages, liabilities, proceedings or judgments which any of them may incur or which may be brought against any of them and against all losses, costs, charges, liabilities and expenses (including legal expenses and any duties, fees or taxes (and any interest or penalty chargeable thereon) becoming payable by the Escrow Agent in respect of or with reference to the Escrow Account) incurred in the course of, or in connection with, its work as Escrow Agent, the operation of the Escrow Account or otherwise in connection with this Agreement.

In addition the Escrow Agent and its directors and employees shall be entitled to be indemnified out of the Escrow Property in respect of any matter referred to in the preceding paragraph.

The rights conferred by this clause 4.2 are without prejudice to any right to indemnity by law given to escrow agents generally and to any other provision of this Agreement entitling the Escrow Agent or any other person to indemnity.

Nothing contained in this clause 4.2 shall entitle the Escrow Agent or its directors or employees to be indemnified in respect of any such matter to the extent that the same arise from the Escrow Agent’s or its directors’ or employees’ own fraud, gross negligence or wilful default.

4.3 The Parties agree that the Escrow Agent's duties under this Agreement shall be limited by and subject to the following provisions of this clause 4.3. The Escrow Agent:

(a) makes no representation as to the validity, value, authenticity or collectability of any document or instrument held by or delivered to it;

(b) shall not be required or be under any liability to take any legal action hereunder to request or require that any of the other Parties complies with any of its obligations arising hereunder or otherwise;

(c) shall not be under any obligation to enquire as to, check or monitor or be in any way responsible for, the other Parties’ compliance with any of their obligations under this Agreement or the Sale Agreement and shall be entitled to assume without enquiry that all such Parties are duly performing and observing all their respective obligations and duties;

(d) may in relation to this Agreement act on the opinion or advice of or any information obtained from any lawyer or other expert whether obtained by the Escrow Agent and shall not be responsible for any loss occasioned by so acting. Any such opinion, advice or information may be sent or obtained by such means as the Escrow Agent thinks fit and the Escrow Agent shall not be liable for acting on any opinion, advice or information although the same shall contain some error or shall not be authentic. Provided that,

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without prejudice to clause 4.2, nothing in this clause 4.3 shall permit the Escrow Agent to transfer any funds in the Escrow Account other than pursuant to a Transfer Notice duly issued in accordance with the terms of this Agreement.

(e) shall not be regarded or treated for any purposes as having any notice or knowledge of any of the provisions of any arrangements relevant to the matters hereby contemplated which are not expressly set out in this Agreement, shall be entitled to have regard only to the express terms of this Agreement as to the discharge of its duties and the exercise of any of its rights as Escrow Agent and shall have no responsibility to ensure that the terms of this Agreement are consistent with the terms of the Sale Agreement;

(f) shall not be precluded (and neither shall any director or employee of the Escrow Agent or any company or person in any other way associated with the Escrow Agent be precluded) from entering into or being otherwise interested in any banking, commercial, financial or business contracts or in any other transactions or arrangements whatsoever with any of the other Parties hereto or any of their affiliates or associated companies and neither the Escrow Agent nor any such other person shall be accountable to any other Party for any profits, fees, omissions or interest received by it as a result of any such contracts, transactions or arrangements;

(g) may refrain from doing anything which would or might be contrary to any law of any jurisdiction or any directive or regulation of any agency or any state or which would or might otherwise render it liable to any person or require it to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers if it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it and may do anything which is necessary to comply with any such law, directive or regulation;

(h) shall be entitled at any time and from time to time to take any proceedings which it thinks fit to inter-plead or otherwise seek to place before any court of competent jurisdiction for such court to settle, any dispute or matter whatsoever arising hereunder or in relation to the escrow established hereunder;

(i) shall be under no duty to enforce payment of any monies which are to be paid into the Escrow Account; and shall not be responsible for any shortfall in the Escrow Account by reason of any failure by any person to make any such payment;

(j) shall be entitled to accept and rely upon without further enquiry any Transfer Notice signed or purporting to be signed by one Authorised Signatory on behalf of the Investor and one Authorised Signatory on behalf of the Company and shall be entitled to accept and rely upon without further enquiry any other instrument, notice or instruction received pursuant to this Agreement (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein) which the Escrow Agent shall believe to be genuine, to have been signed by an Authorised Signatory or Director of the relevant Party and to conform with the provisions of this Agreement. If in the opinion of the Escrow Agent it is unclear from any communication from any other Party how the Escrow Agent is required to act in any particular circumstance, the Escrow Agent shall promptly seek clarification from the relevant Party and may in its absolute discretion and without liability for any loss resulting therefrom refrain from taking action pending receipt to its satisfaction of such clarification;

(k) shall not be liable for any loss arising out of the liquidation, insolvency, composition, administration, reorganisation or any analogous procedure of or relating to the Escrow Bank and shall not be under any obligation to enquire as to, check or monitor the financial standing or otherwise of the Escrow Bank;

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(l) shall have no responsibility for ensuring that any particular amount of money is actually available from the Escrow Bank or for the receipt by the payee of any money ordered by the Escrow Agent to be paid from the Escrow Account;

(m) may exercise any of its powers and perform any of its duties under this Agreement directly or through agents or attorneys (and shall be liable only for the careful selection of such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Agreement or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be keep safely all Escrow Property until it shall be directed otherwise in writing by all of the other Parties or by a final order or judgement of a court of competent jurisdiction. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits).

The provisions of this clause 4 shall to the extent relevant continue to apply notwithstanding the termination in whole or in part of this Agreement.

5. Escrow Agent’s remuneration, costs and expenses

5.1 Subject to clause 5.4 below, the Company and the Investor shall be jointly and severally liable to the Escrow Agent for the payment of remuneration to it for its services hereunder and the rate of remuneration shall be as set out in a letter dated February 16, 2006 among the Company, the Investor and the Escrow Agent (the “Engagement Letter”).

5.2 Subject to clause 5.4 below, the Company and the Investor shall also be jointly and severally liable to the Escrow Agent for the payment of legal fees and all other costs charges and expenses incurred by the Escrow Agent in relation to the preparation and execution of and the exercise of its rights and the performance of its duties under this Agreement.

5.3 If the Escrow Agent considers it expedient or necessary to undertake duties which are of an exceptional nature or otherwise outside the scope of the normal duties of the Escrow Agent under this Agreement, subject to clause 5.4 below, the Company shall pay to the Escrow Agent additional remuneration in accordance with the Escrow Agent’s normal charging procedures for agreements of this type.

5.4 The Company, the Investor and the Escrow Agent hereby agree that the Escrow Agent shall be entitled to transfer any amount due to the Escrow Agent pursuant to this Section 5 from the Escrow Account to itself; provided, that the Escrow Agent shall provide prior written proof to the Company and the Investor evidencing the amount of expenses incurred by the Escrow Agent at least five (5) Business Days before undertaking any such transfer.

5.5 The provisions of this clause 5 shall continue in full force and effect notwithstanding the termination in whole or part of this Agreement.

6. Removal, Replacement and Retirement of the Escrow Agent

6.1 The Investor and the Company shall have the power jointly to remove the Escrow Agent and to appoint a new Escrow Agent, provided that a replacement Escrow Agent has been appointed to run consecutively with the removal of the Escrow Agent.

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6.2 Subject to the prior written consent of the Investor and the Company, the Escrow Agent may appoint, and transfer all (but not part only) of the Escrow Property to, a replacement escrow agent (being an institution of like standing to the Escrow Agent) to hold the Escrow Property on the terms of this Agreement, subject to such replacement escrow agent undertaking in full the obligations of the Escrow Agent under this Agreement.

6.3 The Escrow Agent may retire at any time on giving at least three months’ written notice to the Investor and the Company without giving any reason or being responsible for any costs occasioned by such retirement. The Investor and the Company may appoint a replacement escrow agent to replace the Escrow Agent if it so retires, but if they fail to do so prior to the expiry of such notice, the Escrow Agent shall be entitled to close the Escrow Account and return the Monies and the Share Transfer Instrument pursuant to the joint written instruction of the Investor and the Company. In the event such joint written instruction is not received by the Escrow Agent prior to the expiration of the three-month notice period, the Escrow Agent shall be entitled to close the Escrow Account and return the Monies to the Investor and the Share Transfer Instrument to the Company on or after the expiration date.

6.4 Following the transfer of the Escrow Property to any replacement escrow agent or the return of the Monies and the Share Transfer Instrument pursuant to this Clause 6, the Escrow Agent shall automatically be discharged from its obligations under this Agreement.

7. Representations and Warranties

Each of the Parties other than the Escrow Agent represents and warrants to the Escrow Agent that:

(a) it has all requisite powers and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) the execution and delivery by such Party of this Agreement and the performance by such Party of its obligations hereunder have been duly and validly authorised by all necessary action on the part of such Party; and

(c) this Agreement has been duly and validly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such party in accordance with its terms.

8. Miscellaneous Provisions

8.1 The Investor and the Company hereby covenant with the Escrow Agent to give to the Escrow Agent such information as it shall from time to time require for the purpose of the discharge of the duties and discretions vested in it under this Agreement or by operation of law.

8.2 The Investor and the Company shall, at any time and from time to time, upon the request of the Escrow Agent, execute and deliver such further documents and do such further acts and things as may reasonably be requested in order to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

8.3 Each of the Investor and the Company hereby by way of security irrevocably appoints the Escrow Agent to be its attorney and as agent on its behalf and in its or their name or otherwise to execute and carry out all documents, acts and things of any nature which are necessary or desirable in connection with any transfer or assignment of the Escrow Property pursuant to this Agreement. Each of the Investor and the Company covenants with the Escrow Agent that, on request, it will ratify and confirm all agreements, documents and acts and all transactions entered into by the Escrow Agent (or by any other person at the instance of the Escrow Agent) in the

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exercise of its powers set out in this Agreement and each of the Investor and the Company irrevocably acknowledges and agrees that the power of attorney contained in this clause 8.3 is given to secure the proprietary interest of, and the performance of obligations owed to, the respective donees within the meaning of the Powers of Attorney Ordinance (Cap. 31).

8.4 The powers conferred by this Agreement upon the Escrow Agent shall be in addition to any powers which may from time to time be vested in it by general law.

8.5 No failure to exercise nor any delay in exercising, on the part of any Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

8.6 If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.7 The Escrow Agent shall not be liable or deemed to be in default for any failure or delay in performance of any duty in whole or in part arising out of or caused by circumstances beyond its direct and reasonable control.

8.8 It is expressly agreed between the Parties that the arrangements set out herein are designed solely to provide a mechanism for the deposit in escrow of, and the release from escrow of the Escrow Property in the manner contemplated by this Agreement. It is not the intention of the Parties to create any security interest hereunder.

8.9 The terms and provisions of this Agreement constitute the entire agreement among the Parties in respect of the subject matter of this Agreement, and neither (i) the Investor or the Company on the one hand nor (ii) the Escrow Agent on the other has relied on any representations or agreements of the other, except as specifically set forth in this Agreement. The Escrow Agent shall not be bound or affected in any way by any agreement or contract between the Investor and the Company and the Escrow Agent shall not be deemed to have knowledge of any provision of those documents.

8.10 This Agreement or any provisions hereof may be amended, modified, waived or terminated only by written agreement duly signed by all the Parties.

9. Benefit of Agreement

This Agreement shall be binding upon and inure to the benefit of each Party and its successors and permitted assigns.

No Party may assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the written consent of all the other Parties.

This Agreement is for the sole and exclusive benefit of the Parties, and nothing in this Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.

10. Notices

Any notice to be given under this Agreement (including a Transfer Notice) shall be in writing and shall be signed by or on behalf of the person giving it. Any such notice shall be valid only upon actual receipt by the addressee.

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The Escrow Agent’s address for the service of notices is:

The Law Debenture Trust (Asia) Limited

Room 1904, 19th Floor, Two International Finance Centre

8 Finance Street

Central

Hong Kong

Attention: Trust Manager

The Company’s address for the service of notices is

China Digital Mobile TV Co. Ltd.

1/F Block 7#, Champs Elysees Garden

Nongyuan Road

Futian District

Shenzhen 518040, P.R. China

Attention: Limin Li, Chairman

The Investor’s address for the service of notices is

c/o OZ Management L.L.C.

9 West 57th Street, 39th Floor

New York, NY 10019

United States of America

Attention: Joel M. Frank

Fax: +1 (212) 719-7482

With a copy to each of:

Och-Ziff Capital Management,

Suite 2003, Cheung Kong Center

2 Queen’s Road Central, Hong Kong

Attention: Manoj Jain

Fax: +852 2297-0818

and

O’Melveny & Myers LLP

Times Square Tower, 7 Times Square

New York, NY 10036

United States of America

Attention: Ilan Nissan

Fax: +1 (212) 326-2061

11. Termination

11.1	Subject to clause 11.2, this Agreement shall terminate on the earlier of:

(a) January 31, 2008; and

(b) on the date when all Monies standing to the credit of the Escrow Account and all other Escrow Property, if any, have been transferred by the Escrow Agent pursuant to the delivery of one or more Transfer Notices, provided that termination shall not prejudice any outstanding obligations at the date of termination or arising thereon.

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11.2 The Parties agree, in the event that any monies stand in accordance with the provisions of clause 3 hereof to the credit of the Escrow Account on January 31, 2008, they shall extend this Agreement for such term and for such additional fee (payable to the Escrow Agent), as set out in the Engagement Letter.

12. Governing law and Jurisdiction

12.1	This Agreement shall be interpreted and construed in accordance with the laws of Hong Kong.

12.2. In the event that any dispute or controversy arises involving the Parties or any of them or any other person, firm or entity with respect to this Agreement or the Escrow Property, or if the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right, but not the obligation, either to:

(a) stop all proceedings in the performance of the escrow constituted by this Agreement and withhold release of the Escrow Property until such dispute or conflicting demands or determinations have been resolved and written confirmation thereof by an Authorised Signatory of each of the other Parties has been delivered to the Escrow Agent; or

(b) file an action in interpleader in any court of competent jurisdiction, which shall not affect the agreement of the Investor and the Company in any other agreement regarding dispute resolution. Upon filing of such suit or if the Escrow Agent is required to file an action in interpleader pursuant to the applicable law, the Escrow Agent shall be fully released and discharged of all obligations except in respect of any of its obligations relating to the holding of the Escrow Property and proceedings in the performance of the escrow constituted by this Agreement shall stop until the said suit or action in interpleader is resolved, and, without prejudice to clause 4.2 of this Agreement the Investor and the Company shall pay to the Escrow Agent all costs, expenses, charges and attorney’s fees expended or incurred by the Escrow Agent in connection with said suit.

12.3 For the avoidance of doubt, the Company, the Investor and the Escrow Agent agree that the Hong Kong courts shall have non-exclusive jurisdiction to settle any dispute, controversy or claims of whatever nature that the Escrow Agent may have against the Company and/or the Investor arising out of or in any way connected with this Agreement and for such purposes each of the Investor, the Company and the Escrow Agent submit to the non-exclusive jurisdiction of the Hong Kong courts.

13. Disputes between the Investor and the Company

Any dispute, controversy or claim between the Company and the Investor arising out of or relating to this Agreement shall be settled in accordance with the following provisions:

13.1 Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

13.2 The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. The Company, on the one hand, and the Investor, on the other hand, shall each

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select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

13.3 The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 13, including the provisions concerning the appointment of arbitrators, the provisions of this Section 13 shall prevail.

13.4 The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the laws of Hong Kong and shall not apply any other substantive law.

13.5 Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

13.6 The Company and the Investor acknowledge and agree that, with respect to this Agreement, arbitration pursuant to this Section 13 shall be the sole and exclusive procedure for resolving any dispute. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

13.7 The Company and the Investor shall, immediately and in any event within 7 days after such award is made, issue a joint instruction letter setting out the manner in which payment of the Monies shall be made pursuant to such award and, in the absence of such joint instruction letter, the Escrow Agent shall not be obliged to take any further action. In the event that an award has not been made by the arbitral tribunal before the expiry of the term of this Agreement, the Company and the Investor in addition to the Escrow Agent shall continue to perform their respective obligations under this Agreement as set forth in this Agreement during the pendency of arbitration proceedings unless and until the arbitral tribunal otherwise orders.

13.8 The fees of the arbitrations and all other costs of the arbitration shall be borne by the losing party unless otherwise determined by the arbitral award.

13.9 Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

14. Counterparts

14.1 This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute one instrument.

14.2 Any notice served pursuant to this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same notice.

11

In witness whereof, the parties have executed this Agreement as a deed on the date and year first written above.

INVESTOR:

OZ Master Fund, Ltd.		OZ Asia Master Fund, Ltd.

By:	OZ Management, L.L.C.,	By:	OZ Management, L.L.C.,
	its Investment Manager		its Investment Manager

By:		By:
Name:	Joel M. Frank	Name:	Joel M. Frank
Title:	Chief Financial Officer	Title:	Chief Financial Officer

OZ Global Special Investments
Master Fund, L.P.

By:	OZ Advisors, L.L.C.,
its General Partner

By:	Och-Ziff Associates, L.L.C.
its Managing Member

By:
Name:	Joel M. Frank
Title:	Chief Financial Officer

Address (for each Investor):

9 West 57th Street, 39th Floor

New York, NY 10019

United States of America

Attention: Joel M. Frank

Fax: +1 (212) 719-7482

With a copy to each of:

Och-Ziff Capital Management,

Suite 2003, Cheung Kong Center

2 Queen’s Road Central, Hong Kong

Attention: Manoj Jain

Fax: +852 2297-0818

and

O’Melveny & Myers LLP

Times Square Tower, 7 Times Square

New York, NY 10036

United States of America

Attention: Ilan Nissan

Fax: +1 (212) 326-2061

12

COMPANY:

SIGNED, SEALED AND DELIVERED	)
as a deed by	)
CDMTV Holding Company	)

Signature:
Name and Title: Limin Li, Director
in the presence of
Witness signature:
Witness name: Maggie Yi Zhang
Witness occupation: Chief Investment Officer, CDMTV Holding Company
Witness address:

ESCROW AGENT:

The Common Seal of	)
The Law Debenture Trust (Asia) Limited	)
was hereunto affixed in the presence of	)

Director:

Name:

13

SCHEDULE 1

Form of Transfer Notice

To :

The Law Debenture Trust (Asia) Limited

Room 1904, 19th Floor, Two International Centre,

8 Finance Street,

Central

Hong Kong

Attention: Trust Manager

Date: [                    ]

Dear Sirs,

Escrow Agreement dated April 12, 2006 among CDMTV Holding Company, OZ Master Fund, Ltd., OZ Asia Master Fund, Ltd., OZ Global Special Investments Master Fund, L.P. and The Law Debenture Trust (Asia) Limited (the “Agreement”)

Pursuant to Clause 3.1 of the Agreement, we the undersigned hereby irrevocably instruct you to transfer as soon as reasonably practicable after the date hereof the sum of [                                ]/[all sums] standing to the credit of the Escrow Account (as defined in the Agreement) (the transfer charges to be debited to the transfer amount) to the following account:

Name of bank:	[ ]
Address of bank:	[ ]
Account number:	[ ]
Account Name:	[ ]
Sort/Swift code:	[ ]

Authorised Signatory
Signed for and on behalf of
Investor(should Axial included?)

14

EXHIBIT F

DISCLOSURE SCHEDULE

F-1	CDMTV - Share Purchase Agreement

EXHIBIT F

DISCLOSURE SCHEDULE

to the

SHARE PURCHASE AGREEMENT

This Disclosure Schedule has been prepared jointly by the Company, CDMTV and the Key Shareholder (collectively, the “Disclosers”), in connection with that certain Share Purchase Agreement (the “Share Purchase Agreement”) dated as of April 12, 2006 by and among the Disclosers and other parties thereto.

Each disclosure by the Disclosers in any section of this Disclosure Schedule shall constitute disclosure by the Disclosers with respect to the representations, warranties and covenants made by the Disclosers in the Share Purchase Agreement to the extent disclosure is reasonably apparent and should be considered an integral part of the Share Purchase Agreement. The section numbers in this Disclosure Schedule correspond to the section numbers in the Share Purchase Agreement; provided, however, that any information disclosed herein under any section number shall be deemed disclosed and incorporated into any other section numbers under the Share Purchase Agreement only to the extent the relevance of such disclosure to such other sections is reasonably apparent from the text of the disclosure. Capitalized terms used herein and not defined herein shall have the meaning given them in the Share Purchase Agreement.

3.10 Financial Statement

(a) Audit Report of Year 2005 (See Annex 1 hereto)

(b) Unaudited financial information for the months ended January 31 and February 28, 2006 (See Annex 2 hereto)

(c) Management account information report for the period from March 1 to April 7, 2006 (See Annex 3 hereto)

3.13 Liabilities

CDMTV’s liability to Shenzhen Champs Elysees Investment Management Co., Ltd (“SZCEIM”): RMB 10,000,000

Based on the Equity Transfer Contract dated as of Feb. 27, 2006 signed between CDMTV and Shenzhen Huazhihui Investment Co., Ltd (the “Seller”), CDMTV purchased the 49% of equity interest of Shenzhen HDTV Industrial Investment Co., Ltd from the Seller with total purchase price of RMB 10,000,000, which is actually paid by SZCEIM and results in a liability of RMB 10,000,000 between CDMTV and SZCEIM. CDMTV will repay this amount to SZCEIM after the Closing. SZCEIM is a Related Party of CDMTV.

F-2

3.14 Commitments

(a) Material Contracts

Contracts signed by CDMTV

i. Equipment Purchase and Sales Contracts

Code	Singed on	Signed with
CMTV-CDU-05003	05-06-22	Shenzhen Leaguer Digital TV Co., Ltd
CMTV-CDU-05004	05-06-22	Xiamen Xoceco New Technology Co.,Ltd
CMTV-CDU-05006	05-07-12	Xiamen Xoceco New Technology Co.,Ltd
CMTV-CDU-CG-05008	05-08-23	Shenzhen Leaguer Digital TV Co., Ltd
CMTV-CDU-CG-05007	05-08-24	Xiamen Xoceco New Technology Co.,Ltd
CMTV-ZBU-CG-05001	05-05-29	Chengdu Sobey Digital Technology Co., Ltd
CMTV-JLN-CG-05001	05-09-29	Chengdu Sobey Digital Technology Co., Ltd
CMTV-TY-CG-0510	05-10-26	Shenzhen Leaguer Digital TV Co., Ltd
CMTV-TY-CG-05009 Attachment1 (NT-XS-05-255)	05-11-25	Xiamen Xoceco New Technology Co.,Ltd
CMTV-TY-CG-05009 Attachment2 (NT-XS-05-256)	05-12-05	Xiamen Xoceco New Technology Co.,Ltd
CMTV-TY-CG-05009 (NT-XS-05-249)	05-10-25	Xiamen Xoceco New Technology Co.,Ltd
CMTV-DLN-CG-05001	05-12-01	Chengdu Sobey Digital Technology Co., Ltd
CMTV-TY-CG-0511	05-12-02	Shenzhen Leaguer Digital TV Co., Ltd
CMTV-TY-CG-05009 Attachment3 (NT-XS-06-001)	06-01-06	Xiamen Xoceco New Technology Co.,Ltd
CMTV-TY-CG-05009 Attachment4 (NT-XS-06-012)	06-02-13	Xiamen Xoceco New Technology Co.,Ltd
CMTV-JLN-XS-05001	05-11-05	Jilin CDMTV
CMTV-CDU-XS-05013	05-12-02	Chengdu CDMTV
CMTV-JLN-XS-05003	05-12-02	Jilin CDMTV
CMTV-JLN-XS-05004	05-12-30	Jilin CDMTV
CMTV-CDU-XS-06003	06-02-28	Chengdu CDMTV
CMTV-JLN-XS-06001	06-02-13	Jilin CDMTV

ii. Investment Contracts

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Signed with	Singed on	Name of Contract	Content
Dalian SARFT Media Service Center	05-12-18	Cooperation contract on Dalian Terrestrial Digital TV Project	Joint venture investment contract

Shenzhen Digital TV Research and Development and Industrializing Office (SDTVRDIO)	05-08-24	Equity Transfer Agreement	SDTVRDIO transferred its share (51%) of Shenzhen HDTV Industrial Investment Co., Ltd.(“SZHDTV”) to CDMTV

Shenzhen Huazhihui Investment Co.,Ltd (Huazhihui)	06-02-27	Equity Transfer Agreement	Huazhihui transferred its share of SZHDTV(49%) to CDMTV

Shenzhen Champs Elysees Investing Management Co., Ltd	05-12-10	Equity Transfer Agreement	Shenzhen Champs Elysees Investing Management Co., Ltd transferred its share (49%) of Chengdu Digital TV Co., Ltd to CDMTV

Shenzhen Champs Elysees Investing Management Co., Ltd, Jilin TV Station	05-09-05	Supplement to Joint Venture Investment contract	CDMTV accepted all rights, obligations and liabilities of Champs Elysees Investing Management Co., Ltd. and established Jilin JV with Jilin TV station

Harbin TV Station	05-08-23	Supplemental contract to Harbin Terrestrial Digital TV Project	Joint venture Investment contract

3

iii. Advertisement Contracts

Code	Singed on	Signed with	Content
CDMTV-SZ-G05001	05-12-20	Shenzhen Tiezhilv Ad Co.,Ltd	Ad. Agency contract for 2006

CDMTV-SZ-G05002	05-12-25	Shenzhen Tour Ad Co., Ltd	Ad. Agency Contract for 2006

CDMTV-SZ-G06001	06-01-13	Chengdu Yuanzheng Hengtong Ad Co., Ltd	Ad. Agency contract for 2006

	06-02-24	Beijing Beiguang Media Digital TV Co., Ltd	Media Cooperation Contract

	06-02-26	Qingdao SARFT Digital TV Co., Ltd	Media Cooperation Contract

	06-01-11	Liaoning Beidou Xingkong Digital TV Media Co.,Ltd	Exclusive Ad. Agent Contract

	06-01-20	Shenyang Yigao Environmental Engineering Co.,Ltd	Ad. Sales Contract

	06-03-28	Wuxi Guangtong Digital MobileTV Co., Ltd	Media Cooperation Contract

	06-03-24	Hangzhou SARFT Bus Mobile Multimedia Co.,Ltd	Media Cooperation Contract

GX-06-04-01	06-04-10	Changchun Kunshan Medical Trading Co.,Ltd	Ad. Sales Contract

4

iv. Other Contracts

Code	Singed on	Signed with	Content
05-T-004	05-06-15	Shenzhen Champs Elysees Design and Decoration Co., Ltd	Fitment of office in 7# block

05-T-007	05-08-30	Shenzhen Meidi Real Estate Development Co., Ltd	Lease contract on block 7# in Champs Elysees Terrace for ten years

05-T-014	06-02-06	Deloitte Shenzhen Branch	Annual audit on 2005

05-T-015	05-12-28	Shenzhen Meidi Real Estate Development Co., Ltd	Lease contract on first Floor of block 6# for ten years

05-T-006	05-09-06	CJOL HR Co., Ltd	Online recruiting

05-T-008	05-10-01	China Commercial Law Firm	Long-term legal advisor

	05-08-25	Champs Elysees Club Management Co., Ltd	Housekeeping service Contract

HSTZ050705A	05-07-05	Shenzhen Topzone Translation Ltd.	Translation service

	05-08-26	Dragon Castle International Ltd.	Financial Consulting Agreement

	06-02-06	Latham&Watkins LLP	Engagement Letter of Law Firm

	05-12-09	Beijing Kingwood Law Firm (Shenzhen branch)	Engagement Letter of Law Firm

	05-05-01	Shenzhen Champs Elysees Investing Management Co., Ltd	Shenzhen Champs Elysees Investing Management Co., Ltd borrowed 10 million RMB from CDMTV, and has paid off the liability before the Statement Date.

Contracts signed by Shenzhen HDTV Industrial Investment Co., Ltd.

5

Singed on	Singed with	Content
05-08-01	Shenzhen SAFT Group; Shenzhen Topway Co., Ltd	Capital Enlargement Contract :Shenzhen HDTV Industrial Investment Co., Ltd invested in Shenzhen Mobile TV Co., Ltd and owns 25% of its equity interest.

06-02-27	Shenzhen Meidi Real Estate Development Co.,Ltd	Lease Contract on block 6#, room 202A in Champs Elysees Terrace

Contracts signed by CDMTV Digital Technology Consulting Co., Ltd (“CDMTV Technology”)
Singed on	Singed with	Content
06-04-01	Shenzhen Meidi Real Estate Development Co.,Ltd	Lease Contract on block 6#, room 201 in Champs Elysees Terrace

3.17 Subsidiaries

Joint Ventures:

(a) Shenzhen Mobile Television Company Limited: Shenzhen HDTV Industrial Investment Co., Ltd owns 24.99% of the equity interest of Shenzhen Mobile Television Company Limited, which is duly incorporated in Shenzhen, China and owns the registered capital of RMB46,660,000.

(b) Chengdu China Digital Mobile Television Company Limited: CDMTV owns 49% of the equity interest of Chengdu China Digital Mobile Television Company Limited, which is duly incorporated in Chengdu, China and owns the registered capital of RMB10,000,000.

(c) Haerbin China Mobile Television Company Limited: CDMTV owns 49% of the equity interest of Haerbin China Mobile Television Company Limited, which is duly incorporated in Haerbin, China and owns the registered capital of RMB12,000,000.

(d) Jilin Mobile Television Company Limited: CDMTV owns 49% of the equity interest of Jilin Mobile Television Company Limited, which is duly incorporated in Changchun, China and owns the registered capital of RMB11,000,000.

(e) Dalian Mobile Digital Television Company Limited: CDMTV owns 49% of the equity interest of Dalian Mobile Digital Television Company Limited, which is duly incorporated in Dalian, China and owns the registered capital of RMB12,000,000.

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3.20 Related Party Transactions

(a) Company’s liabilities to Rise Dragon Axial Limited

After the Company was incorporated in Cayman Islands, the Company opened an offshore account in China Merchants Bank, Head Offices, Shenzhen and was required to transfer at least USD 50,000 into this offshore account to make it operate. Since the Company is a newly incorporated entity and holds no foreign currency before the Investor invests in, the Company borrowed USD 50,000 from Rise Dragon Axial Limited (a limited company incorporated in HK) with zero interest to deposit into aforementioned offshore account. The Director of the Company (Mr. Li Limin) owned 50% of equity interest of Rise Dragon Axial Limited. After the Closing, the Company will immediately repay USD50,000 to Rise Dragon Axial Limited.

(b) Lease Agreement

CDMTV signed two lease agreements with Shenzhen Meidi Real Estate Development Company Limted (Shenzhen Meidi) on August 30, 2005 and December 28, 2005, respectively. Chairman of CDMTV (Mr. Li Limin) owned 28% equity interest of Shenzhen Meidi.

CDMTV Technology, which is wholly owned by the Company, signed the lease agreement with Shenzhen Meidi on April 1, 2006.

Shenzhen HDTV Industrial Investment Co.,Ltd , which is wholly owned by CDMTV, signed the lease agreement with Shenzhen Meidi on February 27, 2006.

(c) Employment Contracts. See Section 3.23 hereof.

(d) CDMTV’s liability to SZCEIM: See Section 3.13 hereof

(e) Fitment Contract with Shenzhen Champs Elysees Design and Decoration Co., Ltd

CDMTV signed the Fitment Contract with Shenzhen Champs Elysees Design and Decoration Co.,Ltd as of June 15th, 2005 for the fitment of its office on 1/f of 7# , Champs Elysees. Chairman of CDMTV (Mr. Li Limin) is the director of one of Shenzhen Champs Elysees Design and Decoration Co.,Ltd’s shareholder.

7

3.21 Intellectual Property Rights

(a) IP Rights List

i. Using right of Domain Name “ www.cdmtv.tv”

ii.Using right of Domain Name www.cdmg.cn

iii. Trademark is in the process of being registered

3.23 Labour Agreements and Actions

(a) Employment Contracts

CDMTV has entered into service contracts with all of its employees concerning employees’ salaries, compensation and rights /duties of both CDMTV and employees. In addition, under the Share Purchase Agreement, applicable members of the Company Group have entered into employment agreements with each executive officer of such members of the Company Group in a form reasonably satisfactory to the Investor.

(b) Incentive Policies: CDMTV has the following Incentive Policies that are now on operation

i. <2006 Incentive Policies for Advertisement Executive Officer >

ii. <2006 Incentive Policies for General Managers of JVs>

iii. <2006 Incentive Policies for Advertisement Agent Model>

iv. <2006 Incentive Policies for Advertisement Cooperation Model>

(c) Labour union arrangement of CDMTV Technology Company Limited (CDMTV Technology)

CDMTV Technology is incorporated as a wholly foreign-owned enterprise under the laws of the PRC, whose 100% of the equity interest in the registered capital is wholly owned by the Company.

Based on requirement of present PRC law of Foreign-owned company incorporated in China, the AOA of CDMTV Technology sets forth in its section 9 that “ Employees of CDMTV Technology have rights to establish labour union according to <Labour Union Law of PRC> and CDMTV Technology shall allot monthly 2% of all monthly paid salaries and compensation to be outlay of labour union.”

8

3.24 Specific Events

See Section 3.13 and 3.20(a) hereof.

Annex 1: Audit Report of Year 2005

Annex 2: Unaudited financial information for the months ended January 31 and February 28, 2006

Annex 3: Management account information report for the period from March 1 to April 7, 2006

9

EXHIBIT G

CAPITALIZATION TABLE

Immediately Prior to Closing:

	Number of Shares	Percentage Holding
Ordinary Shareholder - Mr. Li, Limin	15,400,000	59.2%
Ordinary Shareholder - Ms. Liang, Yanqing	6,600,000	25.4%
ESOP	4,000,000	15.4%

Total:	26,000,000	100.0%

Immediately Following Closing:

	Number of Shares	Percentage Holding
Ordinary Shareholder - Mr. Li, Limin	15,400,000	38.3%
Ordinary Shareholder - Ms. Liang, Yanqing	6,600,000	16.4%
ESOP	4,000,000	9.9%
Preferred Shareholder - OZ	14,250,000	34.8%

Total:	40,250,000	100.0%

G-1	CDMTV - Share Purchase Agreement

EXHIBIT H

OPINION OF CAYMAN ISLANDS COUNSEL

H-1	CDMTV - Share Purchase Agreement

Our ref        RJT/616818/428294/v5

Your ref

To: The parties set out in the Schedule hereto	Direct: +852 2971 3007
Mobile: +852 9027 8007
E-mail: richard.thorp@maplesandcalder.com

12 April 2006

Dear Sirs,

CDMTV Holding Company

We are instructed as Cayman Islands legal advisers to CDMTV Holding Company (the “Company”) to provide certain opinions as set out below.

1. DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals or copies of the following documents:

1.1	the certificate of incorporation of the Company dated 27 January 2006, the memorandum and articles of association of the Company as registered on 27 January 2006 and the amended and restated memorandum and articles of association of the Company (the “Restated M&A”) as conditionally adopted by Special Resolution on 12 April 2006;

1.2	a certificate of good standing for the Company dated 4 April 2006 issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.3	the register of members of the Company as provided to us by its registered office in the Cayman Islands on 11 April 2006;

1.4	the written resolutions of the sole director of the Company dated 12 April 2006;

1.5	the written resolutions of the shareholders dated 12 April 2006 conditionally amending the authorised share capital of the Company and conditionally] adopting the Restated M&A;

1.6	a certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”);

1.7	a share purchase agreement (the “Share Purchase Agreement”) dated as of 12 April 2006 and made among the Company, China Digital Mobile Television Co., Ltd., the Key Shareholder and the Investor (all as defined therein);

1.8	a shareholders’ agreement (the “Shareholders’ Agreement”) dated as of 12 April 2006 and made among the Company, the Investors, and the Ordinary Shareholders (all as defined therein);

1.9	a right of first refusal and co-sale agreement (the “Right of First Refusal and Co-Sale Agreement”) dated as of 12 April 2006 and made among the Company, the Investors, and the Ordinary Shareholders (all as defined therein);

1.10	indemnification agreement (the “Indemnification Agreement”) to be entered into between the Company and each of Joel M. Frank and Andrew Siao; and

1.11	an escrow agreement (the “Escrow Agreement”) dated 12 April 2006 and made among the Company, the Investor (as defined therein) and The Law Debenture Trust (Asia) Limited.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

2. ASSUMPTIONS

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	The Share Purchase Agreement, the Shareholders’ Agreement, the Right of First Refusal and Co-Sale Agreement, the Indemnification Agreement and the Escrow Agreement (together, the “Agreements”) have been or will be duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company).

2.2	The Agreements are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with the laws of the State of New York or, in the case of the Escrow Agreement, the laws of Hong Kong and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2

2.3	The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Agreements.

2.4	The choice of the laws of the State of New York or, in the case of the Escrow Agreement, the laws of Hong Kong as the governing law of the Agreements has been made by all parties in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of the laws of the State of New York or the courts of Hong Kong as a matter of the laws of Hong Kong, as appropriate, and by all other courts under all other relevant laws (other than the laws of the Cayman Islands).

2.5	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.6	The genuineness of all signatures and seals.

2.7	All conditions to the valid adoption of the Restated M&A and all conditions precedent contained in the Agreements have been satisfied or duly waived and there has been no breach of the terms of the Agreements at the date hereof.

2.8	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Agreements.

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions. Specifically we have made no investigation of the laws of the State of New York or the laws of Hong Kong and we offer no opinion in relation thereto.

3. OPINIONS

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands with full corporate power and authority to own its property and assets and to carry on its business in accordance with its Restated M&A and to enter into and execute and perform its obligations under the Agreements, including the issue of the Series A Preferred Shares (the “Series A Shares”) and the registration of the addressees of this opinion in the register of members of the Company as the holders of the Series A Shares.

3.2	The execution and delivery of the Agreements by the Company and the performance of its obligations thereunder have been duly authorised and approved by all necessary corporate action of the Company and do not violate, conflict with or result in a breach of any of the terms or provisions of its Restated M&A or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force and do not violate, conflict with or result in a breach of any existing order or decree of any governmental authority or agency or any official body in the Cayman Islands.

3

3.3	Each of the Agreements when executed and delivered for and on behalf of the Company will constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms except and in so far as such enforcement may be limited as hereinafter set forth.

3.4	The issue of the Series A Shares as set out in the Share Purchase Agreement has been duly authorised and approved by all necessary corporate action of the Company and does not or will not, as the case may be, violate, conflict with or result in a breach of any of the terms or provisions of its Restated M&A or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force and does not or will not, as the case may be, violate, conflict with or result in a breach of any existing order or decree of any governmental authority or agency or any official body in the Cayman Islands.

3.5	The Series A Shares, when issued by the Company pursuant to the Agreements against payment in full of the consideration thereof set forth in the Agreements and duly registered in the Company’s register of members, will be validly issued as fully paid and non-assessable and will be free and clear of any liens or encumbrances other than those imposed by the holders thereof or pursuant to the Agreements or the Restated M&A.

3.6	No authorisations, consents, orders, permissions or approvals are required from any governmental authorities or agencies or other official bodies in the Cayman Islands and no notice to or other filing with or action by any Cayman Islands governmental authority or regulatory body is required in connection with:

3.6.1	the execution and delivery of the Agreements by the Company;

3.6.2	the performance by the Company of its obligations under the Agreements;

3.6.3	the payment of any amount under the Agreements;

3.6.4	subject to the payment of the applicable stamp duty, if any, the enforcement of the Agreements against the Company;

3.6.5	the creation, offer, allotment or issue of the Series A Shares and the Conversion Shares.

3.7	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Agreements that any document be filed, recorded or enrolled with any governmental department, agency or other authority in the Cayman Islands.

3.8	It is not necessary to ensure the legality or validity of the creation, offer, issue or allotment of the Series A Shares that any document be filed, recorded or enrolled with any governmental department, agency or other authority in the Cayman Islands.

3.9	The Company is in good standing with the Registrar of Companies in the Cayman Islands.

4

3.10	No stamp duties or other similar taxes or charges are payable under the laws of the Cayman Islands in respect of the execution or delivery of the Agreements, the performance or enforcement of any of them, or the enforcement of the Restated M&A, unless the Agreements are executed in or thereafter brought within the jurisdiction of the Cayman Islands (e.g. for the purposes of enforcement) in which case stamp duty of for each of the Agreements will be payable.

3.11	There are currently no taxes, fees or other charges or deductions payable (by withholding or otherwise) to the Cayman Islands Government or any taxing authority thereof either (i) on or by virtue of the execution, delivery or enforcement of the Agreements, (ii) on any payment of any nature to be made by the Company under any of the Agreements or with respect to the Series A Shares or the Conversion Shares, or (iii) the creation, offer, allotment or issue of the Series A Shares or any instrument of transfer of the Series A Shares. The Cayman Islands currently have no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. There are no exchange control regulations imposed under the laws of the Cayman Islands.

3.12	The choice of the laws of the State of New York or the laws of Hong Kong, as appropriate, to govern the Agreements will be upheld as a valid choice of law under the laws of the Cayman Islands and the courts of the Cayman Islands would uphold such choice of law in a suit on the Agreements brought in the courts of the Cayman Islands, assuming it is so pleaded. An action against the Company in the Cayman Islands under the Agreements could be instituted in the Grand Court, which has jurisdiction over the Company, without first having to obtain a judgment in respect of the Agreements in a court of the State of New York or, as appropriate, of Hong Kong or any other relevant jurisdiction. In the event of any proceedings being brought in the Cayman Islands courts in respect of a monetary obligation expressed to be payable in a currency other than Cayman Islands dollars, a Cayman Islands court would give judgment expressed as an order to pay such currency or its Cayman Islands dollar equivalent at the time of payment or enforcement of the judgment.

3.13	The courts of the Cayman Islands will recognise and enforce arbitral awards made pursuant to an arbitration agreement in a jurisdiction which is a party to the United Nations Convention on the Recognition of Foreign Arbitral Awards (the “New York Convention”). Hong Kong and the Cayman Islands are parties to the New York Convention with the result that an arbitral award made in Hong Kong pursuant to any of the Agreements will be recognised and enforced in the Cayman Islands unless the party against whom enforcement is sought can establish one of the defences set out in section 7 of the Foreign Arbitral Awards Enforcement Law (1997 Revision) of the Cayman Islands.

3.14	Based on our review of the Register of Writs and other Originating Process for the period from incorporation of the Company, there are no actions pending against the Company in the Grand Court of the Cayman Islands on 10 April 2006. A search at the Companies Registry in the Cayman Islands would not reveal any order or resolution for the winding up of the Company because under Cayman Islands law the records kept by the Registrar of Companies are not documents of public record. The enquiries referred to above which we have made at the Grand Court of the Cayman Islands have revealed no record of the presentation of any winding up petition in respect of the Company. We assume that there has been no change in this position since the date on which the enquiries were made.

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3.15	The Restated M&A bind the Company and its shareholders to the same extent as if each shareholder had subscribed his name and affixed his seal thereto and there were in the Restated M&A, as the case may be, on the part of each shareholder a covenant to observe all the conditions of the Restated M&A, subject to the provisions of the Companies Law (2004 Revision) of the Cayman Islands.

3.16	While we are not aware of any relevant decided Cayman Islands authority, there is English case law (which would be persuasive, but not binding, in the Cayman Islands courts) which suggests that the Restated M&A constitutes a form of contract (which contract is subject to the statutory provisions of the Companies Law (2004 Revision) of the Cayman Islands) between the Company and a holder of the Series A Shares in respect of such holder’s rights and liabilities as a shareholder of the Company and between the holders of such shares inter se. In the event of a breach of a contractual provision conferring entitlement under the Restated M&A or the application of a statutory provision, the Company and a holder of the Series A Shares would in principle have a right of action, subject always to the qualifications in paragraph 4, and the principles limiting minority actions by shareholders, to enforce and restrain such breach.

3.17	No holder of the Series A Shares will be treated as resident, domiciled or carrying on or transacting business or subject to taxation in the Cayman Islands or in violation of any law thereof solely by reason of the negotiation, preparation or execution of the Agreements, the entering into or the exercise of their rights or the performance of their obligations under the Agreements or the holding of the Series A Shares.

3.18	Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the state of New York or in Hong Kong, the courts of the Cayman Islands will recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

3.18.1	is given by a competent foreign court;

3.18.2	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

3.18.3	is final;

3.18.4	is not in respect of taxes, a fine or a penalty; and

3.18.5	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

3.19	Neither the Company nor any of its assets is entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the courts of the Cayman Islands in proceedings against the Company in respect of any obligations under the Agreements, which obligations constitute private and commercial acts rather than governmental or public acts.

3.21	No holder of Series A Shares will be required to be licensed, qualified, or otherwise entitled to carry on business in the

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Cayman Islands in order to enforce its rights under, or as a consequence of the execution, delivery and performance of the Agreements or the issue, allotment or holding of Series A Shares.

4. QUALIFICATIONS

This opinion is subject to the following qualifications and limitations:

4.1	The term “enforceable” as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

4.1.1	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2	enforcement may be limited by general principles of equity for example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

4.1.3	claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

4.1.4	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

4.1.5	provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the Cayman Islands determines such a provision to be a penalty; and

4.1.6	enforcement may be limited by the principle of forum non conveniens or analogous principles.

4.2	With respect to winding up proceedings, Cayman Islands law may require that all claims or debts of the Company are converted into its functional currency of account at the exchange rate ruling at the date of commencement of the winding up.

4.3	A certificate, determination, calculation or designation of any party to the Agreements as to any matter provided in any of the Agreements might be held by a Cayman Islands court not to be conclusive, final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error.

4.4

The obligations of the Company under the Agreements to any person or body connected with, resident in, incorporated in or constituted under the laws of any country (an “Affected Country”) which is currently the subject of United Nations sanctions

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extended to the Cayman Islands by Orders in Council, or exercising public functions in any Affected Country or any person or body controlled by any of the foregoing or any person acting on behalf of any of the foregoing or any other person or body as prescribed in such Orders may be subject to restrictions or limitations pursuant to such Orders.

4.5	Under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.6	A Cayman Islands court may set aside transactions which are not entered into on behalf of a company bona fide and in its interests and where another party to the transaction exhibits the requisite bad faith. In circumstances where the court finds that the directors of a company have acted in breach of their fiduciary duties to the company, the court may find such directors liable in damages for loss sustained by the company or its creditors as a result.

4.7	Whilst parties to an agreement may agree inter se that respective rights and obligations take effect “as of” a date prior to the date of execution and delivery, the rights of third parties, to the extent that the same may be available thereunder, only take effect from the date of actual execution and delivery.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the Agreements or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

This opinion, although addressed to you, may be relied upon by your legal advisers (but in that capacity only). It may not be relied upon by any other person without our prior written consent.

Yours faithfully,

MAPLES and CALDER

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SCHEDULE

OZ Master Fund, Ltd.

9 West 57th Street, 39th Floor

New York,

NY 10019

United States of America

Attention: Joel M. Frank

OZ Asia Master Fund, Ltd.

9 West 57th Street, 39th Floor

New York,

NY 10019

United States of America

Attention: Joel M. Frank

OZ Global Special Investments Master Fund, L.P.

9 West 57th Street, 39th Floor

New York,

NY 10019

United States of America

Attention: Joel M. Frank

AXIAL GROUP LIMITED

c/o Wisdom Business Services Limited

Room 605, 6th Floor

Bank of America Tower

12 Harcourt Road,

Central,

Hong Kong

Attn: Jor Teck Law

9

CDMTV Holding Company

PO Box 309GT, Ugland House

South Church Street, George Town

Grand Cayman, Cayman Islands

Maples and Calder

1504 One International Finance Centre

1 Harbour View Street

Central

Hong Kong

12 April, 2006

Dear Sirs

CDMTV Holding Company (the “Company”)

I, Limin Li, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company as registered on 27 January 2006 and the Amended and Restated Memorandum and Articles of Association of the Company (the “Restated M&A”) as conditionally adopted by Special Resolution on 12 April, 2006 remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Transaction Documents.

3	The written resolutions of the sole director of the Company dated 12 April 2006 were signed by the sole director of the Company in the manner prescribed in the Restated M&A (the “Director’s Resolutions”).

4	The written resolutions of the shareholders of the Company dated 12 April 2006 conditionally amending the authorised share capital of the Company and conditionally adopting the Restated M&A were signed by all the shareholders of the Company in the manner prescribed in the Restated M&A (together with the Director’s Resolutions, the “Resolutions”).

5	The shareholders of the Company have not restricted or limited the powers of the sole director in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Transaction Document.

6	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

7	The sole director of the Company at the date of the Resolutions and at the date hereof was and is Limin Li.

8	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and the directors (or any committee thereof) (duly convened in accordance with the Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be.

9	The sole director considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11	The Company is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:
Limin Li
Director

EXHIBIT I

OPINION OF PRC COUNSEL

I-1	CDMTV - Share Purchase Agreement

April 12, 2006

To: CDMTV Holding Company

PO Box 309GT

Ugland House

South Church Street

George Town

Grand Cayman

Cayman Islands

The investors listed in Exhibit A

to the Share Purchase Agreement

as set forth on Schedule II. 1 hereto

Re: CDMTV Holding Company

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue an opinion under the the PRC Laws” (as defined below).

We have acted as PRC counsel for CDMTV Holding Company (the “Company”), an exempted company limited by shares incorporated under the laws of the Cayman Islands. We have been requested to give this opinion on, inter alia, the legality and validity of the following structure and arrangements (the “Arrangements”) under the relevant agreements (the “Agreements”) by and among the Company, China Digital Mobile TV Co. Ltd. “CDMTV”), Shenzhen CDMTV Digital Technology and Consulting Co., Ltd. “CDMTV Technology”), and Mr. Limin Li and Ms. Yanqing Liang as registered shareholders of CDMTV (collectively, the “Shareholders”).

The following chart illustrates the Arrangements:

I-2

Yanqing Liang
Limin Li
Investors listed in Exhibit A to the Share Purchase Agreement as set forth on Schedule II. 1 hereto
CDMTV Holding Company (Cayman Islands)
100%
1, 2, 3, 4
CDMTV Technology (PRC WFOE)
5, 6, 7
Limin Li
70%
Yanqing Liang
30%
CDMTV (PRC Entity)
100%
49%
49%
49%
49%
Shenzhen HDTV
Chengdu Mobile
Jilin Mobile
Haerbin Mobile
Dalian Mobile
25%
Shenzhen Mobile
Equity Interest
Contractual Arrangement

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1.	Option Agreement

2.	Voting Rights Agreement

3.	Loan Agreement

4.	Pledge Agreement

5.	Asset/Business Purchase Agreement

6.	Technical Service and Management Agreement

7.	Domain Name License Agreement

The following terms as used in this opinion are defined as follows:

“Approvals” means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permits, endorsement, annual inspections, qualifications and licenses;

“CDMTV Technology” means Shenzhen CDMTV Digital Technology and Consulting Co., Ltd. a wholly foreign-owned enterprise incorporated under the PRC Laws;

“CDMTV” means China Digital Mobile TV Co. Ltd. a limited liability company incorporated under the PRC Laws;

“Company” means CDMTV Holding Company, an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“Documents” means the documents reviewed by us for the purpose of issuing this/her legal opinion, a list of which is set out in Schedule I and Schedule II hereto;

“Agreements” means the relevant agreements by and among the Company, Shareholders of CDMTV, CDMTV and CDMTV Technology as set out in Schedule I hereto pursuant to which the Arrangements have been established;

“PRC Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any PRC Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any PRC Governmental Authority; and

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“PRC” means the People’s Republic of China (for the purpose of issuing this/her legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion, including without limitation, copies of the documents set out in Schedule I.

We summarize each of the Agreements below.

1.	Option Agreement (“Option Agreement”) entered into by and between CDMTV Technology and the Shareholders, dated on March 31, 2006.

1.1.	Under the Option Agreement, the Shareholders have agreed to grant to CDMTV Technology an exclusive option to purchase all of the equity interests of CDMTV, subject only to applicable PRC Laws, including any restrictions on foreign investment.

1.2.	The Option Agreement shall take effect as of the date of the execution of the Option Agreement and shall remain in full force and effect until the earlier of:

•	the date on which all of the equity interests of CDMTV have been purchased by CDMTV Technology.

•	the tenth (10th) anniversary of the date of the Option Agreement.

1.3.	Upon the performance of the Option Agreement, each of the Shareholders shall transfer all of their equity interests in CDMTV to CDMTV Technology upon the written notice of CDMTV Technology.

2.	Loan Agreement (“Loan Agreement”) between CDMTV Technology and the Shareholders, dated on March 31, 2006.

2.1.	Under the Loan Agreement, the Shareholders made a borrowing of RMB50,000,000 with non-interest bearing (the “Loan”) from CDMTV Technology in March, 2006;

2.2.	The Shareholders shall repay the Loan under the Loan Agreement through the transfer of all their equity interests in

4

CDMTV to CDMTV Technology unconditionally upon written notice from CDMTV Technology according to terms and conditions of the Option Agreement after it has taken into effect or otherwise as set forth in the Loan Agreement.

3.	Pledge Agreement (“Pledge Agreement”) between CDMTV Technology and the Shareholders, dated on March 31, 2006.

3.1.	Under the Pledge Agreement, the Shareholders have agreed to pledge all of their equity interests in CDMTV to CDMTV Technology as security for the repayment of the Loan from CDMTV Technology and as security for the technology consulting service fees from CDMTV to CDMTV Technology.

3.2.	The pledge shall take effect as of the date when the pledge of the equity interests under the Pledge Agreement is recorded in the Register of Members of CDMTV. The terms of the Pledge Agreement shall remain in full effect until the termination or completion of performance of the Loan Agreement and the Exclusive Technical and Management Services Agreement.

4.	Voting Rights Agreements (“Voting Rights Agreement”) entered into by each of the Shareholders and CDMTV Technology, respectively, dated on March 31, 2006.

4.1.	Under the Voting Rights Agreement, each of the Shareholders agrees to irrevocably appoint a PRC citizen agreed by of CDMTV Technology as their representatives to attend shareholders meetings of CDMTV and to enjoy all rights as shareholders of CDMTV and to cast votes in such shareholders meetings.

4.2.	The term of the Voting Rights Agreement is ten (10) years.

5.	Contractual arrangements (“Contractual Arrangements”) between the Company, CDMTV Technology and CDMTV.

5.1.	Asset/Business Purchase Agreement (“Asset/Business Purchase Agreement”) entered into by and between CDMTV and CDMTV Technology, dated on March 31, 2006.

Under the Asset/Business Purchase Agreement, CDMTV will transfer all its business related to the purchase and sale of digital equipment and consulting and other related assets listed in the asset evaluation report to CDMTV Technology

5

based on the asset evaluation price confirmed by the asset evaluation report. There is no legal prohibition or restriction for all of the assets and business to be transferred to CDMTV Technology subject to the Asset/Business Purchase Agreement, and CDMTV confirmed the assets and business being transferred represent substantially all of the material assets and business that CDMTV can transfer while maintaining its necessary ongoing business operations.

5.2.	Exclusive Technical Consulting and Management Services Agreement (“Exclusive Technical and Management Services Agreement”) entered into by and between CDMTV Technology and CDMTV, dated on March 31, 2006.

Under the Exclusive Technical Consulting and Management Services Agreement, CDMTV Technology will provide technical consulting and management services to CDMTV for consideration of a fee corresponding to technical consulting and management services provided by CDMTV Technology in each fiscal year. CDMTV will pay the fee regarding the technical consulting and management services to CDMTV Technology within thirty (30) working days of receipt of the written notice from CDMTV Technology at any time in each fiscal year. The amount of such fee shall be specified in the written notice from CDMTV Technology.

5.3.	Domain Name License Agreement (“Domain Name License Agreement”) entered into by and between CDMTV Technology and CDMTV, dated on March 31, 2006.

Under the Domain Name License Agreement, CDMTV Technology licenses to CDMTV the right to use the domain names “www.cdmtv.tv” and “www.cdmg.com” in return for a license fee. CDMTV Technology has the right to terminate or extend this Domain Name License Agreement at any time during the term of the agreement, which initially is ten (10) years. CDMTV will pay the fee regarding the domain names licensing to CDMTV Technology within five (5) days of receipt of the written notice from CDMTV Technology. The amount of such fee shall be based on the actual status of business operations of CDMTV and be specified in the written notice from CDMTV Technology.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed none of the Documents as they have been presented to us up to the date of this legal opinion has been revoked, amended, varied or supplemented. We have

6

further assumed the accuracy and completeness of all factual statements in the Documents. Where important facts are not independently verifiable, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the Documents.

This Opinion is rendered on the basis of the PRC Laws effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term. Any such changes, amendments or replacements may become effective immediately on promulgation.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion on the laws of any jurisdiction other than the PRC.

Based on the foregoing, we are of the opinion that:

1.	CDMTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. A Business License (No.4403011172280) was issued by Shenzhen Administration of Industry and Commerce on February 5, 2006, and such Business License is valid and effective, and unless it is revoked and withdrawn because of any breach of PRC Laws, it will remain valid and effective as long as CDMTV passes its annual review each year. All of the registered capital of CDMTV, i.e., RMB50,000,000, has been fully paid and 70% and 30% of the equity interests in the registered capital of CDMTV is owned by Mr. Limin Li and Ms. Yanqing Liang, respectively. Currently, the Board of Directors of CDMTV is composed of Mr. Limin Li, Mr. Ji Wu, Ms. Yi Zhang and Ms. Yashan Lai and the General Manager of CDMTV is Mr. Mingchang Shen.

2.	CDMTV Technology has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with legal person status in good standing under the PRC Laws. The first installment, 43.75%, of the registered capital of CDMTV Technology, i.e. US$3,500,000, is required to be fully paid within 3 months of the issuance of its Business License and the rest of the registered capital of CDMTV Technology, i.e. US$4,500,000, must be fully paid within 3 years of the issuance of its Business License. A Business License was issued by Shenzhen Administration of Industry and Commerce on March 9, 2006, and such Business License is valid and effective, and unless it is revoked and withdrawn because of any breach of PRC Laws, it will remain valid and effective as long as CDMTV Technology passes its annual review each year. 100% of the equity interests in the registered capital of CDMTV Technology are wholly owned by the Company. Currently, the Board of Directors of CDMTV Technology is composed of Mr. Limin Li, Mr. Ji Wu and Ms. Yi Zhang and the General Manager of CDMTV Technology is Mr. Limin Li.

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3.	All Approvals in the PRC required for the establishment and the maintenance of the enterprise legal person status of each of CDMTV and CDMTV Technology have been duly issued and obtained and all such Approvals are valid and in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition. Each of CDMTV and CDMTV Technology has complied with all applicable registration and filing requirements under PRC Laws for its establishment and the maintenance of its status and existence as an enterprise legal person.

4.	CDMTV has the power and authority to own, use, lease and operate its assets and possesses such certificates, authorities or permits issued by the appropriate national, provincial, municipal regulatory agencies or bodies, including Broadcast and Television Programming and Operation License which are necessary to conduct the business now granted in its business license. As reflected in the Broadcast and Television Programming and Operation License and the current Business License of CDMTV, CDMTV has been approved to carry on the following businesses: development, purchase and sale, agency, engineering installation and technology consulting service of television equipments, digital equipments, wireless equipments and related technology; television and broadcast program scheming agency; cultural and economic information consulting service; computer software development, network engineering, commercial consulting (excluding any limited item); advertising business practice. Yet special approval(s)/permit(s) or registration(s) may need to be granted by relevant governmental authorities, if and when required by PRC Laws, shall be obtained before actually practice the related operation. To our best knowledge after due and diligent inquiry, so far there are no circumstances which may lead to the suspension, alteration or cancellation of any of its licenses, authorizations, approvals, certificates and permits, nor is there any agreement known to us that materially restricts CDMTV to carry on their business as described in its Business License so long as no special license/permit is required or all of the license(s) /permit(s) required by PRC Laws has(ve) been received. To our best knowledge after due and diligent inquiry, CDMTV has never received any oral or written notice of proceedings relating to the suspension, revocation or modification of any such certificate, authority or permit obtained by CDMTV.

5.	CDMTV Technology has the power and authority to own, use, lease and operate its assets and possesses such certificates, authorities or permits issued by the appropriate national, provincial, municipal regulatory agencies or bodies, which are

8

necessary to conduct the business now granted in its Business License. As reflected in the approval issued by Shenzhen Bureau of Trade and Industry the Certificate of Approval for establishment of enterprises with foreign investment in the PRC and the current Business License of CDMTV Technology, CDMTV Technology has been approved and authorized by the competent PRC authority to carry on the following businesses: technology development, wholesale, commission agency (excluding auction) and technology consulting service of digital visual and aural equipments; economic information consulting, scheme of enterprise management, and related service (excluding any limited item). To our best knowledge after due and diligent inquiry, so far there are no circumstances which may lead to the suspension, alteration or cancellation of any of its licenses, authorizations, approvals, certificates and permits, nor is there any agreement known to us that materially restricts CDMTV Technology to carry on their business as described in its Business License so long as no special license/permit is required or all of the license(s) /permit(s) required by PRC Laws has(ve) been received. To our best knowledge after due and diligent inquiry, CDMTV Technology has never received any oral or written notice of proceedings relating to the suspension, revocation or modification of any such certificate, authority or permit.

6.	CDMTV has owned all of the equity interests in the registered capital of Shenzhen Gaoqing Digital Television Investment Company Limited “Shenzhen Gaoqing”), which wholly owns 24.9892% of the equity interests in the registered capital of Shenzhen Mobile Television Company Limited “Shenzhen MTV”), and 49% of the equity interests in the registered capital of each of Chengdu China Digital Mobile Television Company Limited “Chengdu MTV”), Haerbin China Mobile Television Company Limited “Haerbin MTV”), Jilin Mobile Television Company Limited “Jilin MTV”) and Dalian Mobile Digital Television Company Limited “Dalian MTV”).

7.	Shenzhen Gaoqing has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. A Business License (No.4403011145149) was issued by Shenzhen Administration of Industry and Commerce on March 9, 2006, and such Business License is valid and effective, and unless it is revoked and withdrawn because of any breach of PRC Laws, it will remain valid and effective as long as Shenzhen Gaoqing passes its annual review each year. As reflected in the current Business License of Shenzhen Gaoqing, Shenzhen Gaoqing has been approved to carry on the following businesses: development and sale of technology relating to digital television, generalization and

9

application of high-definition industry, technology consulting service, technology testing verification and industrial investment. All of the registered capital of Shenzhen Gaoqing, i.e., RMB20,000,000, has been fully paid and 100% of the equity interests in the registered capital of Shenzhen Gaoqing is owned by CDMTV. Currently, the Executive Director of Shenzhen Gaoqing is Mr. Limin Li and the General Manager of Shenzhen Gaoqing is Mr. Ji Wu.

8.	Shenzhen MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. A Business License (No.4403011157626) was issued by Shenzhen Administration of Industry and Commerce on August 11, 2005, and such Business License is valid and effective, and unless it is revoked and withdrawn because of any breach of PRC Laws, it will remain valid and effective as long as Shenzhen MTV passes its annual review each year. As reflected in the current Business License of Shenzhen MTV, Shenzhen MTV has been approved to carry on the following businesses: mobile television signal transmitting, related technology engineering installation and engineering technology consulting service; television information consulting; advertising business practice; media scheming; development, purchase and sale of television equipments and technology. Yet special approval(s)/permit(s) or registration(s) may need to be granted by relevant governmental authorities, if and when required by PRC Laws, shall be obtained before actually practice the related operation. As confirmed by CDMTV, among others, Shenzhen MTV never actually conducts the business of mobile television signal transmitting and channel use and management or other business of mobile digital television operation, which any approval or license is required to be obtained before its operation. All of the registered capital of Shenzhen MTV, i.e., RMB46,660,000, has been fully paid and 24.9892% of the equity interests in the registered capital of Shenzhen MTV is owned by Shenzhen Gaoqing. Currently, the Board of Directors of Shenzhen MTV is composed of Mr. Heyun Zhang, Mr. Hongbin Zhao, Mr. Huoliang Shi, Mr. Jianjie Lv and Mr. Zehua Huang and the General Manager of Shenzhen MTV is Mr. Heyun Zhang.

9.	Chengdu MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. A Business License (No.5101071803303) was issued by Chengdu Administration of Industry and Commerce on April 29, 2005, and such Business License is valid and effective, and unless it is revoked and withdrawn because of any breach of PRC Laws, it will remain valid and effective as long as Chengdu MTV passes its annual review each year. As reflected in the Broadcast and Television Programming and Operation License and the current Business License of Chengdu MTV, Chengdu MTV has been approved to carry on the following businesses: operation of subaerial

10

(wireless) digital television, technology installation engineering and engineering technology consulting service; design, execution, agency and publication of various domestic advertising (excluding balloon advertising); production and sale of telecommunication and broadcast and television equipments. Yet special approval(s)/permit(s) or registration(s) may need to be granted by relevant governmental authorities, if and when required by PRC Laws, shall be obtained before acturally practice the related operation. As confirmed by CDMTV, among others, Chengdu MTV never actually conducts any business of mobile digital television operation, which any approval or license is required to be obtained before its operation. All of the registered capital of Chengdu MTV, i.e., RMB10,000,000, has been fully paid and 49% of the equity interests in the registered capital of Chengdu MTV is owned by CDMTV. Currently, the Board of Directors of Chengdu MTV is composed of Mr. Xiangyang Ma, Mr. Yaohui Liu, Mr. Tao He, Mr. Limin Li and Mr. Xiaowei Chen and the General Manager of Chengdu MTV is Mr. Xiaowei Chen.

10.	Haerbin MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. A Business License (No.2301991000025) was issued by Haerbin Administration of Industry and Commerce on November 10, 2005, and such Business License is valid and effective, and unless it is revoked and withdrawn because of any breach of PRC Laws, it will remain valid and effective as long as Haerbin MTV passes its annual review each year. As reflected in the Broadcast and Television Programming and Operation License and the current Business License of Haerbin MTV, Haerbin MTV has been approved to carry on the following businesses: operation of subaerial digital television, technology installation engineering and system technology consulting; design, execution, agency and publication of various domestic advertising; technology development and production of broadcast and television equipments. Yet special approval(s)/permit(s) or registration(s) may need to be granted by relevant governmental authorities, if and when required by PRC Laws, shall be obtained before acturally practice the related operation. As confirmed by CDMTV, among others, Haerbin MTV never actually conducts any business of mobile digital television operation, which any approval or license is required to be obtained before its operation. All of the registered capital of Haerbin MTV, i.e., RMB12,000,000, has been fully paid and 49% of the equity interests in the registered capital of Haerbin MTV is owned by CDMTV. Currently, the Board of Directors of Haerbin MTV is composed of Ms. Ying Zheng, Mr. Shiping Geng, Ms. Liyan Yu, Mr. Limin Li and Mr. Mingchang Shen and the General Manager of Haerbin MTV is Mr. Peiquan Liu.

11.	Jilin MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. A Business License (No.2200002012852) was issued by Jilin Administration of Industry and

11

Commerce on November 8, 2005, and such Business License is valid and effective, and unless it is revoked and withdrawn because of any breach of PRC Laws, it will remain valid and effective as long as Jilin MTV passes its annual review each year. As reflected in the Broadcast and Television Programming and Operation License and the current Business License of Jilin MTV, Jilin MTV has been approved to carry on the following businesses: operation of subaerial (wireless) digital television, technology installation engineering and system technology consulting service; execution, transmitting and broadcast of programs; scheme, execution, publication, consulting and operation of advertising; technology development, production, purchase and sale of equipments. Yet special approval(s)/permit(s) or registration(s) may need to be granted by relevant governmental authorities, if and when required by PRC Laws, shall be obtained before acturally practice the related operation. As confirmed by CDMTV, among others, Jilin MTV never actually conducts the business of mobile television signal transmitting and channel use and management or other business of mobile digital television operation, which any approval or license is required to be obtained before its operation. All of the registered capital of Jilin MTV, i.e., RMB11,000,000, has been fully paid and 49% of the equity interests in the registered capital of Jilin MTV is owned by CDMTV. Currently, the Board of Directors of Jilin MTV is composed of Mr. Qijun Peng, Mr. Guoqi Zhu, Mr. Cai Ma, Mr. Mingchang Shen and Mr. Maowu Zhu and the General Manager of Jilin MTV is Mr. Haijun Liu.

12.	Dalian MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. A Business License was issued by Dalian Administration of Industry and Commerce on February 20, 2006, and such Business License is valid and effective, and unless it is revoked and withdrawn because of any breach of PRC Laws, it will remain valid and effective as long as Dalian MTV passes its annual review each year. As reflected in the Broadcast and Television Programming and Operation License and the current Business License of Dalian MTV, Dalian MTV has been approved to carry on the following businesses: development and consulting service of subaerial (wireless) digital television projects; advertising operation; execution and release of broadcast and television programs; technology development of broadcast and television equipments. Yet special approval(s)/permit(s) or registration(s) may need to be granted by relevant governmental authorities, if and when required by PRC Laws, shall be obtained before acturally practice the related operation. As confirmed by CDMTV, among others, Dalian MTV never actually conducts any business of mobile digital television operation, which any approval or license is required to be obtained before its operation. All of the registered capital of Dalian MTV, i.e., RMB12,000,000, has

12

been fully paid and 49% of the equity interests in the registered capital of Dalian MTV is owned by CDMTV. Currently, the Board of Directors of Dalian MTV is composed of Ms. Zhongling Wang, Mr. Limin Li, Mr. Jishun Shan, Mr. Changli Song and Mr. Mingchang Shen and the General Manager of Dalian MTV is Mr. Jishun Shan.

13.	To our best knowledge after due and diligent inquiry, neither CDMTV nor CDMTV Technology has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of CDMTV or CDMTV Technology, or for the suspension, withdrawal, revocation or cancellation of CDMTV’ s or CDMTV Technology’s business licenses. To our best knowledge after due and diligent inquiry, there is no judgment or order of any court, official body or governmental body of the PRC against CDMTV nor CDMTV Technology or their shareholders or any of the Key Employees (as defined in the Share Purchase Agreement, dated the date hereto among the Company, CDMTV and other parties thereto) which may have a material adverse effect upon CDMTV’s or CDMTV Technology’s business or CDMTV’s or CDMTV Technology’s assets.

14.	Each of the Shareholders, CDMTV and CDMTV Technology has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform his/her or its obligations under each of the Agreements to which it is expressed to be a party and such obligations constitute his/her or its valid, legal, binding and enforceable obligations in accordance with the terms of each of the Agreements (taken both individually and together as a whole).

15.	All of the Agreements for the transactions necessary to implement the Arrangements mentioned above have been completed, including but not limited to (i) all documentation related to the establishment of the legal, corporate and capital structures described in the Arrangements, (ii) completing all registrations with the Shenzhen Administration of Foreign Exchange and obtaining required registrations/filings/permits under PRC Laws, and (iii) all documentation related to the registration of the joint venture to be formed in Dalian, the PRC, as described in the Arrangements. Each such Agreements is in proper form and is legal, valid, and enforceable in accordance with its respective terms and conditions and admissible as evidence under PRC Laws and binding on the persons expressed to be parties thereto as the case may be, and each of the transactions contemplated by each such Agreements has been substantially completed in accordance with its respective terms and conditions.

13

16.	Each of CDMTV and CDMTV Technology has taken all necessary corporate and other actions and fulfilled and done all conditions and things required by PRC Laws (including the making and obtaining of all relevant Approvals, if any), for (i) the entering into, execution, adoption, assumption, issue, delivery and performance of his, her or its obligations and (ii) the conformity of his, her or its obligations with their respective terms and conditions under each of the Agreements to which he/she or it is expressed to be a party.

17.	Each of the Agreements is in proper form and is legal, valid, and enforceable in accordance with its respective terms and conditions and admissible as evidence under PRC Laws and binding on the persons expressed to be parties thereto as the case may be.

18.	Each of the Agreements by itself and all the Agreements taken as a whole do not and will not:

(i)	result in a violation or breach of any provision of, the respective articles of association or the respective Business License of CDMTV or CDMTV Technology, or

(ii)	result in a material breach of, or constitute a material default under, or result in the creation or imposition of any lien, charge, encumbrance or claim pursuant to, any instrument or agreement to which CDMTV and/or CDMTV Technology is a party or by which CDMTV and/or CDMTV Technology or any of their properties is bound; or

(iii)	result in a breach of any PRC Laws applicable to which CDMTV and CDMTV Technology is subject to or by which CDMTV and CDMTV Technology or any of their respective properties is bound.

19.	The choice of PRC Laws as the governing law in each Agreement is valid and will be binding on the parties to the relevant Agreement.

20.	To our best knowledge after due and diligent inquiry, there are no legal, administrative, arbitration or other proceedings, which have challenged the legality, effectiveness or validity of any of the Agreements by itself or taken as a whole and no such proceedings are threatened or contemplated by any governmental or regulatory authority or by any other person.

21.	Neither CDMTV nor CDMTV Technology is in breach of the terms and conditions of any Approvals and none thereof is

14

subject to suspension, revocation or withdrawal and to the best of our knowledge, having made all due and reasonable inquiries, there are no circumstances existing which might lead to the suspension, revocation or withdrawal of any such Approvals or any conditions attached thereto being adversely altered.

22.	Each of the Shareholders has full legal right and capacity to enter into and perform his or her obligations under each of the agreements as set out in Schedule II hereto to which he or she is a party. The execution and delivery of and the performance by each of the Shareholders of his or her obligations under each of the agreements as set out in Schedule II hereto to which he or she is a party (taken both individually and together as a whole) do not and will not contravene or result in a breach or violation of (i) any PRC Laws, as applicable, and (ii) to our best knowledge after due and diligent inquiry, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over to which any Shareholder is expressed to be a party or which is binding on them or of their assets; or result in the creation or imposition of any lien, charge, encumbrance or claim pursuant to any instrument or agreement known to us to which any Shareholder is a party or by which any Shareholder or any of his or her property is bound.

23.	CDMTV has taken all necessary corporate and other actions and fulfilled all conditions required by the PRC Laws (including the making and obtaining of all relevant Approvals, if any), for the entering into, execution, adoption, assumption, issue, delivery and the performance of its obligations under the Share Purchase Agreement.

24.	The execution and delivery of and the performance by CDMTV of its obligations under the Share Purchase Agreement (taken both individually and together as a whole) do not and will not contravene or result in a breach or violation of (i) the respective articles of association and the respective business license of CDMTV or CDMTV Technology; (ii) any PRC Laws, as applicable; and (iii) to our best knowledge after due and diligent inquiry, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over to which CDMTV and/or CDMTV Technology, as the case may be, is expressed to be a party or which is binding on it or any of its assets; or result in the creation or imposition of any lien, charge, encumbrance or claim pursuant to any instrument or agreement known to us to which CDMTV and/or CDMTV Technology is a party or by which CDMTV and/or CDMTV Technology or any of their properties is bound.

25.	None of CDMTV, CDMTV Technology and the Shareholders is entitled to any immunity from any legal proceedings or other

15

legal process or from enforcement execution or attachment in respect of their obligations in the Agreements and the agreements as set out in Schedule II hereto.

This opinion is given solely for the benefit of the persons to whom it is addressed. It may not, except with our prior written permission, be relied upon by any other party or used for any other purpose.

Yours faithfully,

King & Wood

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Schedule I

1.	Certificate of incorporation of the Company issued by Assistant Registrar of Companies Cayman Islands dated on January 27, 2006;

2.	Memorandum and Articles of Association of the Company dated on January 27, 2006;

3.	Share Transfer between Mapcal Limited and Mr. Limin Li and revised Register of Members of the Company dated on February 10, 2006;

4.	Business License of Enterprise Legal Entity of CDMTV (No.4403011172280) dated on September 22, 2005, December 7, 2005, February 5, 2006;

5.	Articles of association of CDMTV dated on March 29, 2005, and its revision dated on October 9, 2005, January 25, 2006 and March 7, 2006, respectively;

6.	Broadcast and Television Programming and Operation License

7.	Resolutions of Shareholders’ meeting of CDMTV dated on July 1, 2005, July 7, 2005, September 1, 2005, October 9, 2005, January 23, 2006 and January 25, 2006;

8.	Nomination of Directors of CDMTV dated on October 9, 2005;

9.	Share Transfer Agreement dated on July 7, 2005 between Mr. Limin Li and and the certificate of witness of share transfer dated on August 2, 2005

10.	Information Sheet of Registration of CDMTV dated on August 26, 2005 and March 20, 2006;

11.	Code certificate of Organization and Institution of CDMTV;

12.	Certificate of Tax Registration

13.	Certificate of Tax Registration

14.	Notice of Alternation issued by Shenzhen Administration of Industry and Commerce dated on September 26, 2005;

15.	Notice of Alternation Approval of Enterprise Name issued by Shenzhen Administration of Industry and Commerce dated on August 18, 2005

16.	Capital verification report of CDMTV issued by Shenzhen Caiyuan Certified Public Accountants, dated March 29, 2005;

17.	Share Transfer Agreement dated on January 23, 2006 between and Ms. Yanqing Liang and the certificate of witness of share transfer dated on January 24, 2006

18.	Share Transfer Agreement dated on January 23, 2006 between and Mr. Limin Li and the certificate of witness of share transfer dated on January 24, 2006

19.	Financial Statements for the period from April 8, 2005 to December 31, 2005 issued by Deloitte;

17

20.	Assets Evaluation Report issued by Shenzhen Pengxin Assets Land and Real Estate Appraisal Co., Ltd.

21.	Tenancy Agreement between and CDMTV for the premise located at and the Certificate of Real Estate of

22.	Exclusivity Agreement between CDMTV and OZ Management L.L.C. dated on November 21, 2005;

23.	Foreign Exchange Registration of Offshore Investment of Mr. Limin Li issued by Shenzhen Administration of Foreign Exchange;

24.	Foreign Exchange Registration of Offshore Investment of Ms. Yanqing Liang issued by Shenzhen Administration of Foreign Exchange;

25.	Receipt of Trademark Registration Application for the trademark of

26.	Approval of establishment of CDMTV Technology issued by Shenzhen Bureau of Trade and Industry dated on March 3, 2006

27.	Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hong Kong, Macao and Overseas Chinese in the PRC

28.	Business License of Enterprise Legal Entity of CDMTV Technology

29.	Code certificate of Organization and Institution of CDMTV Technology;

30.	Certificate of Foreign Exchange Registration of CDMTV Technology (No.4403000600417);

31.	Certificate of Tax Registration

32.	Certificate of Tax Registration

33.	Business License of Enterprise Legal Entity of Shenzhen Gaoqing (No.4403011145149) dated on February 18, 2005 and March 9, 2006;

34.	Articles of association of Shenzhen Gaoqing dated on March 2, 2006;

35.	Resolutions of Shareholders’ meeting of Shenzhen Gaoqing dated on June 19, 2005, August 23, 2005, February 27, 2006 and March 2, 2006;

36.	Share Transfer Agreement dated on April 28, 2005 between and and the certificate of witness of share transfer dated on April 28, 2005

37.	Share Transfer Agreement between and

38.	Information Sheet of Registration of Shenzhen Gaoqing dated on March 13, 2006;

39.	Capital verification report of Shenzhen Gaoqing issued by Shenzhen Fawei Certified Public Accountants, dated June 9, 2004;

40.	Assets Evaluation Report issued by Shenzhen China-Project Assets Appraisal Co., Ltd.

41.	Share Transfer Agreement dated on August 23, 2005 between and CDMTV and the certificate of witness of share transfer dated on August 23, 2005

18

42.	Share Transfer Agreement dated on February 27, 2006 between and CDMTV and the certificate of witness of share transfer dated on March 2, 2006

43.	Tenancy Agreement between and Shenzhen Gaoqing for the premise located at and the Certificate of Real Estate of

44.	Business License of Enterprise Legal Entity of Shenzhen MTV (No. 4403011157626) dated on August 11, 2005;

45.	Capital verification report of Shenzhen MTV issued by Shenzhen Jinniu Certified Public Accountants, dated April 12, 2005;

46.	Articles of association of Shenzhen MTV dated on August 2, 2005 and its revision dated on August 5, 2005;

47.	Information Sheet of Registration of Shenzhen MTV dated on August 23, 2005;

48.	Registered Capital Increasing Agreement dated on August 1, 2005 between and Shenzhen Gaoqing;

49.	Resolutions of Shareholders’ meeting of Shenzhen MTV dated on August 1, 2005;

50.	Document issued by State Broadcast and Television Bureau

51.	Document issued by Shenzhen Broadcast and Television Bureau

52.	Shareholders Agreement dated on February 6, 2005 between and

53.	Cooperation Memorandum dated on March 18, 2005 between and

54.	Chengdu Digital Television Operation Right Licensing Agreement dated on June 24, 2005 between and Chengdu MTV;

55.	Articles of association of Chengdu MTV dated on April 12, 2005 and its revision dated on December 9, 2005;

56.	Documents issued by Chengdu Broadcast and Television Bureau

57.	Business License of Enterprise Legal Entity of Chengdu MTV (No. 5101071803303) dated on April 29, 2005 and December 19, 2005;

58.	Code certificate of Organization and Institution of Chengdu MTV;

59.	Certificate of Tax Registration

60.	Certificate of Tax Registration

61.	Resolutions of Shareholders’ meeting of Chengdu MTV dated on December 9, 2005;

62.	Broadcast and Television Programming and Operation License

63.	Register of Members of Chengdu MTV;

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64.	Capital verification report of Chengdu MTV issued by Chengdu Licheng Certified Public Accountants Co., Ltd., dated April 12, 2005;

65.	Business License of Enterprise Legal Entity of Jilin MTV (No. 2200002012852) dated on November 8, 2005;

66.	Broadcast and Television Programming and Operation License

67.	Code certificate of Organization and Institution of Jilin MTV;

68.	Certificate of Tax Registration

69.	Certificate of Tax Registration

70.	Capital verification report of Jilin MTV issued by Jilin Reanda Certified Public Accountants, dated September 28, 2005;

71.	Cooperation Agreement dated on March 4, 2005 between and and its supplemental agreement dated on September 5, 2005 between and CDMTV;

72.	Articles of association of Jilin MTV;

73.	Register of Members of Jilin MTV;

74.	Statement issued by Jilin Broadcast and Television Bureau dated on November 8, 2005;

75.	Resolutions of Shareholders’ meeting of Jilin MTV dated on August 5, 2005;

76.	Resolutions of Board of Directors of Jilin MTV dated on August 5, 2005;

77.	Outdoor Advertising License of Jilin TV issued by Jilin AIC on March 13, 2006

78.	Statement issued by Haerbin Broadcast and Television Bureau dated on November 9, 2005;

79.	Resolutions of Shareholders’ meeting of Haerbin MTV dated on October 14, 2005;

80.	Resolutions of Board of Directors of Haerbin MTV dated on October 14, 2005;

81.	Business License of Enterprise Legal Entity of Haerbin MTV (No. 2301991000025);

82.	Code certificate of Organization and Institution of Haerbin MTV;

83.	Certificate of Tax Registration

84.	Certificate of Tax Registration

85.	Capital verification report of Haerbin MTV issued by Haerbin Bingang Certified Public Accountants, dated November 4, 2005;

86.	Cooperation Agreement dated on August 8, 2005 between and CDMTV and its supplemental agreement dated on August 23, 2005 between and CDMTV;

87.	Broadcast and Television Programming and Operation License

88.	Information Sheet of Registration of Haerbin MTV dated on March 19, 2006;

89.	Business License of Enterprise Legal Entity of Dalian MTV No.2102001107828) dated on February 20, 2006;

90.	Broadcast and Television Programming and Operation License

91.	Document issued by Liaoning Broadcast and Television Bureau

92.	Document issued by Dalian Broadcast and Television Bureau

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93.	Capital verification report of Dalian MTV issued by Liaoning Pan-China Certified Public Accountants Co., Ltd., dated January 11, 2006; and

94.	Cooperation Agreement dated on November 30, 2005 between and CDMTV;

95.	Code certificate of Organization and Institution of Dalian MTV;

96.	Certificate of Tax Registration

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Schedule II

1.	Share Purchase Agreement by and among CDMTV Holding Company, CDMTV, Limin Li, Yanqing Liang and Series A Preferred Share Investors dated April 12, 2006;

2.	Shareholders Agreement by and among CDMTV Holding Company, Series A Investors, Limin Li and Yanqing Liang dated April 12, 2006;

3.	Executive Employment Agreement entered into by and between CDMTV Holding Company and Limin Li dated April 12, 2006; and

4.	Executive Employment Agreement entered into by and between CDMTV Holding Company and Yanqing Liang dated April 12, 2006.

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EXHIBIT J

SHAREHOLDING STRUCTURE

1.	Option Agreement
2.	Voting Rights Agreement
3.	Loan Agreement
4.	Pledge Agreement
5.	Asset/Business Purchase Agreement
6.	Technical Service and Management Agreement
7.	Domain Name License Agreement

J-1	CDMTV - Share Purchase Agreement

EXHIBIT K

FORM OF EMPLOYMENT AGREEMENT

K-1	CDMTV - Share Purchase Agreement

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of February 1, 2006 by and between CDMTV Holding Company, a company incorporated and existing under the laws of the Cayman Islands (the “Company”) and                     , an individual (the “Employee”). Except with respect to the directly employment of the Employee by the Company, the term “Company” as used herein with respect to all obligations of the Employee hereunder shall be deemed to include the Company and all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies (collectively, the “Group”).

RECITALS

A. The Company desires to employ the Employee as its                      and to assure itself of the services of the Employee during the term of Employment (as defined below).

B. The Employee desires to be employed by the Company as its                      during the term of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

The Employee hereby accepts a position of                      (the “Employment”) of the Company.

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be three years, commencing on                     , 2006 (the “Effective Date”), until             , 2009, unless terminated earlier pursuant to the terms of this Agreement. Upon expiration of the initial three-year term, the Employment shall be automatically extended for successive one-year terms unless either party gives the other party hereto a one-month prior written notice to terminate the Employment prior to the expiration of such one-year term or unless terminated earlier pursuant to the terms of this Agreement.

3.	PROBATION

No probationary period.

4.	DUTIES AND RESPONSIBILITIES

The Employee’s duties at the Company will include all jobs assigned by the Company’s Board of the Directors (the “Board”) or, if authorized by the Board, by the Company’s Chairman and/or Chief Executive Officer.

K-2.

The Employee shall devote all of his or her working time, attention and skills to the performance of his or her duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement, the Memorandum and Articles of Association of the Company (the “Articles of Association”), and the guidelines, policies and procedures of the Company approved from time to time by the Board.

The Employee shall use his or her best efforts to perform his or her duties hereunder. The Employee shall not, without the prior written consent of the Board, become an employee of any entity other than the Company and any subsidiary or affiliate of the Company, and shall not be concerned or interested in digital wireless television or “out-of-home” advertising business or entity that competes with that carried on by the Company (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Employee from holding any shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere. The Employee shall notify the Company in writing of his or her interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

5.	NO BREACH OF CONTRACT

The Employee hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Employee and the performance by the Employee of the Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Employee is a party or otherwise bound, except for agreements that are required to be entered into by and between the Employee and any member of the Group pursuant to applicable law of the jurisdiction where the Employee is based, if any; (ii) that the Employee has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Employee entering into this Agreement or carrying out his duties hereunder; (iii) that the Employee is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

6.	LOCATION

The Employee will be based in Shenzhen, China. The Company reserves the right to transfer or second the Employee to any location in China or elsewhere in accordance with its operational requirements.

7.	COMPENSATION AND BENEFITS

(a)	Cash Compensation. The Employee’s cash compensation (including salary) shall be provided by the Company pursuant to Schedule A hereto, subject to annual review and adjustment by the Company.

(b)	Equity Incentives. To the extent the Company adopts and maintains a share incentive plan, the Employee will be eligible for participating in such plan pursuant to the terms thereof as determined by the Company.

2.

(c)	Benefits. The Employee is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

8.	TERMINATION OF THE AGREEMENT

(a)	By the Company. The Company may terminate the Employment for cause, at any time, without notice or remuneration, if (1) the Employee is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement, (2) the Employee has been negligent or acted dishonestly to the detriment of the Company, (3) the Employee has engaged in actions amounting to misconduct or failed to perform his or her duties hereunder and such failure continues after the Employee is afforded a reasonable opportunity to cure such failure, (4) the Employee has died, or (5) the Employee has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Employee unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply. In addition, the Company may terminate the Employment without cause, at any time, upon one month written notice, and upon termination without cause, the Company shall provide compensation to the Employee only to the minimum extent expressly required by applicable law of the jurisdiction where the Employee is based.

(b)	By the Employee. The Employee may terminate the Employment at any time with a one-month prior written notice to the Company, if (1) there is a material reduction in the Employee’s authority, duties and responsibilities, or (2) there is a material reduction in the Employee’s annual salary before the next annual salary review. In addition, the Employee may resign prior to the expiration of the Agreement if such resignation or an alternative arrangement with respect to the Employment is approved by the Board, including the representative of the holders of Series A Preferred Shares of the Company, if any.

(c)	Notice of Termination. Any termination of the Employee’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

9.	CONFIDENTIALITY AND NONDISCLOSURE

(a)

Confidentiality and Non-disclosure. In the course of the Employee’s services, the Employee may have access to the Company and/or the Company’s client’s and/or prospective client’s trade secrets and confidential information, including but not limited to those embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles, pertaining to the Company and/or the Company’s

3.

client’s and/or prospective client’s business. All such trade secrets and confidential information are considered confidential. All materials containing any such trade secret and confidential information are the property of the Company and/or the Company’s client and/or prospective client, and shall be returned to the Company and/or the Company’s client and/or prospective client upon expiration or earlier termination of this Agreement. The Employee shall not directly or indirectly disclose or use any such trade secret or confidential information, except as required in the performance of the Employee’s duties in connection with the Employment, or pursuant to applicable law.

(b)	Trade Secrets. During and after the Employment, the Employee shall hold the Trade Secrets in strict confidence; the Employee shall not disclose these Trade Secrets to anyone except other employees of the Company who have a need to know the Trade Secrets in connection with the Company’s business. The Employee shall not use the Trade Secrets other than for the benefits of the Company.

“Trade Secrets” means information deemed confidential by the Company, treated by the Company or which the Employee know or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, methods, inventions, conceptions, technology, technical data, financial information, corporate structure and know-how, relating to the business and affairs of the Company and its subsidiaries, affiliates and business associates, whether embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Trade Secrets do not include information generally known or released to public domain through no fault of yours.

(c)	Former Employer Information. The Employee agrees that he or she has not and will not, during the term of his or her employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Employee has an agreement or duty to keep in confidence information acquired by Employee, if any, or (ii) bring into the premises of Company any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Employee will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)

Third Party Information. The Employee recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee agrees that the Employee owes the Company and such third parties, during the Employee’s employment by the Company and thereafter, a duty to

4.

hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 9 shall survive the termination of this Agreement for any reason. In the event the Employee breaches this Section 9, the Company shall have right to seek remedies permissible under applicable law.

10.	INVENTIONS

(a)	Inventions Retained and Licensed. The Employee has attached hereto, as Schedule B, a list describing all inventions, ideas, improvements, designs and discoveries, whether or not patentable and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to the Employee (whether made solely by the Employee or jointly with others) that (i) were developed by Employee prior to the Employee’s employment by the Company (collectively, “Prior Inventions”), (ii) relate to the Company’ actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder; or, if no such list is attached, the Employee represents that there are no such Prior Inventions. Except to the extent set forth in Schedule B, the Employee hereby acknowledges that, if in the course of his or her service for the Company, the Employee incorporates into a Company product, process or machine a Prior Invention owned by the Employee or in which he or she has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide right and license (which may be freely transferred by the Company to any other person or entity) to make, have made, modify, use, sell, sublicense and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)	Disclosure and Assignment of Inventions. The Employee understands that the Company engages in research and development and other activities in connection with its business and that, as an essential part of the Employment, the Employee is expected to make new contributions to and create inventions of value for the Company.

From and after the Effective Date, the Employee shall disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (collectively, the “Inventions”), which the Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of the Employee’s Employment at the Company. The Employee acknowledges that copyrightable works prepared by the Employee within the scope of and during the period of the Employee’s Employment with the Company are “works for hire” and that the Company will be considered the author thereof. The Employee agrees that all the Inventions shall be the sole and exclusive property of the Company and the Employee hereby assign all his or her right, title and interest in and to any and all of the Inventions to the Company or its successor in interest without further consideration.

5.

(c)	Patent and Copyright Registration. The Employee agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protection for the Inventions. The Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. The Employee’s obligations under this paragraph will continue beyond the termination of the Employment with the Company, provided that the Company will reasonably compensate the Employee after such termination for time or expenses actually spent by the Employee at the Company’s request on such assistance. The Employee appoints the Secretary of the Company as the Employee’s attorney-in-fact to execute documents on the Employee’s behalf for this purpose.

(d)	Return of Confidential Material. In the event of the Employee’s termination of employment with the Company for any reason whatsoever, Employee agrees promptly to surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any confidential information or to his or her employment, and Employee will not retain or take with him or her any tangible materials or electronically stored data, containing or pertaining to any confidential information that Employee may produce, acquire or obtain access to during the course of his or her employment.

This Section 10 shall survive the termination of this Agreement for any reason. In the event the Employee breaches this Section 10, the Company shall have right to seek remedies permissible under applicable law.

11.	CONFLICTING EMPLOYMENT.

The Employee hereby agrees that, during the term of his or her employment with the Company, he or she will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of the Employee’s employment, nor will the Employee engage in any other activities that conflict with his or her obligations to the Company without the prior written consent of the Company.

12.	NON-COMPETITION AND NON-SOLICITATION

In consideration of the salary paid to the Employee by the Company, the Employee agree that during the term of the Employment and for a period of one (1) year following the termination of the Employment for whatever reason:

(a)	The Employee will not approach clients, customers or contacts of the Company or other persons or entities introduced to the Employee in the Employee’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

6.

(b)	unless expressly consented to by the Company, the Employee will not assume employment with or provide services as a director or otherwise for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor; and

(c)	unless expressly consented to by the Company, the Employee will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination.

The provisions contained in Section 12 are considered reasonable by the Employee and the Company. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 12 shall survive the termination of this Agreement for any reason. In the event the Employee breaches this Section 12, the Employee acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek all remedies permissible under applicable law.

13.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

14.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

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15.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Employee and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Employee acknowledges that he or she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Employee and the Company.

17.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law of the State of New York, USA.

18.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

19.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

20.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

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21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, he or she has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

[Remainder of this page intentionally has been intentionally left blank.]

9.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CDMTV Holding Company

By:
Name:	Limin Li
Title:	Chairman

Employee

Signature:
Name:
Title:

Schedule A

Cash Compensation

	Amount	Pay Period
Salary	RMB [ ] annually	RMB [ ] to be paid on the 18th day of each month and the remaining to be paid at each anniversary of Employment
Bonus	Discretionary based on performance

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Schedule B

List of Prior Inventions

Title	Date	Identifying Number or Brief Description

             No inventions or improvements

             Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

12

EXHIBIT L

FORM OF INDEMNIFICATION AGREEMENT

L-1	CDMTV - Share Purchase Agreement

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of April 12, 2006 between CDMTV Holding Company, an exempted company organized and existing under the laws of the Cayman Islands (the “Company”), and                              (the “Indemnitee”).

WITNESSETH THAT:

WHEREAS, the Company’s business is primarily operated through its direct and indirect subsidiaries in the People’s Republic of China (the “PRC”), and as such the investors, directors, officers and other persons in service to the Company will be subject to the PRC market and legal environment;

WHEREAS, highly competent persons have become more reluctant to serve companies as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of such companies;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals to serve on the Board or in other capacities, the Company may attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based companies and other business enterprises, the Company believes that, given current market conditions and trends in the PRC, the United States and elsewhere, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to companies or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The amended and restated articles of association of the Company and the amended and restated memorandum of association of the Company (the “Memorandum and Articles”) require indemnification of the officers and directors of the Company. The Memorandum and Articles expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the shareholders of the Company and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

L-1

WHEREAS, this Agreement is a supplement to and in furtherance of the indemnification provisions of the Memorandum and Articles of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of the Indemnitee thereunder;

WHEREAS, the Indemnitee does not regard the protection available under the Company’s Memorandum and Articles as adequate in the present circumstances, and the Indemnitee may not be willing to serve the Company as an officer or director without adequate protection;

WHEREAS, the Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified; and

WHEREAS, the Company desires to have the Indemnitee serve as a director of the Company.

NOW, THEREFORE, in consideration of the Indemnitee’s agreement to serve as a director after the date hereof, and to induce the Indemnitee to invest in the Company, the parties hereto agree as follows:

1. Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify the Indemnitee to the fullest extent permitted by applicable law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a) Proceedings Other Than Proceedings by or in the Right of the Company. The Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of his Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Company. Each Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), each Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which an Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that a court of competent jurisdiction shall determine upon application that despite such adjudication of liability but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnification.

2	Indemnification Agreement

(c) Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that any Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If an Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 1(c) and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

2. Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless each Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or passive wrongdoing of the Indemnitee. The only limitations that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to an Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful or as specified in Section 9 hereof.

3. Contribution in the Event of Joint Liability.

(a) Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with an Indemnitee (or would be if joined in such action, suit or proceeding), to the fullest extent permitted under applicable law, the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring the Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against the Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with an Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against the Indemnitee.

(b) Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, the Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such action, suit or proceeding), to the fullest extent permitted under applicable law, the Company shall contribute to the amount of

3	Indemnification Agreement

expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by the Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than the Indemnitee, who are jointly liable with the Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefits may, to the extent necessary to conform to applicable law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than the Indemnitee who are jointly liable with the Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than the Indemnitee, who are jointly liable with the Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c) To the fullest extent permitted under applicable law, the Company hereby agrees to fully indemnify and hold each Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than the Indemnitee, who may be jointly liable with the Indemnitee.

(d) To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to an Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount incurred by the Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and the Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and the Indemnitee in connection with such event(s) and/or transaction(s).

4. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that any Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which the Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

5. Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance, to the extent not prohibited by law, all Expenses incurred by or on behalf of each Indemnitee in connection with any Proceeding by reason of such Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence each of the Expenses incurred by the Indemnitee for which he seeks advancement and shall include or be preceded or accompanied by an undertaking by or on behalf of the Indemnitee to repay any

4	Indemnification Agreement

Expenses advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified against such Expenses. Advances shall be made without regard to an Indemnitee’s ability to repay Expenses and without regard to such Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free. This Section 5 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 9.

6. Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for each Indemnitee rights of indemnity that are as favorable as may be permitted under applicable law. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether an Indemnitee is entitled to indemnification under this Agreement:

(a) To obtain indemnification under this Agreement, an Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to such Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.

(b) Upon written request by an Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination, if required by applicable law, with respect to the Indemnitee’s entitlement thereto shall be made in the specific case by one of the following three methods, which shall be at the sole election of the Board: (1) by a majority vote of the Disinterested Directors, even though less than a quorum, or by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (2) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (3) if so directed by the Board, by the shareholders of the Company.

(c) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board and written notice of such selection shall be given to the Indemnitee. The Indemnitee may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 12 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected by the Board shall act as Independent Counsel. If a written objection is made and substantiated to the Board’s sole satisfaction, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by an Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or the Indemnitee may petition any court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person

5	Indemnification Agreement

selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed, and shall fully indemnify Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(d) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that any Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because an Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

(e) To the maximum extent permitted by applicable law, an Indemnitee shall be deemed to have acted in good faith if such Indemnitee’s action is based on the records or books of account of the Enterprise (as hereinafter defined), including financial statements, or on information supplied to the Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that the Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f) If the person, persons or entity empowered or selected under Section 6 to determine whether an Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall, to the fullest extent permitted by law, be deemed to have been made and the Indemnitee shall be entitled to such indemnification absent (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such sixty (60) day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity

6	Indemnification Agreement

making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(f) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the shareholders of the Company for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

(g) The Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to an Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or shareholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold the Indemnitee harmless therefrom.

(h) The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding; provided, however, that the Indemnitee shall not be entitled for indemnification under this Agreement with respect to any settlement unless the Company shall have consented to such settlement, which consent shall not be unreasonably withheld. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of an Indemnitee to indemnification or create a presumption that an Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that an Indemnitee had reasonable cause to believe that his conduct was unlawful.

(j) The Company will be entitled to participate in the Proceeding at its own expense.

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7. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 6 of this Agreement that an Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within thirty (30) days after receipt by the Company of a written request therefor, (v) payment of indemnification is not made within thirty (30) days after a determination has been made that an Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, or (vi) in the event the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, an Indemnitee the benefits provided or intended to be provided to such Indemnitee hereunder, the Indemnitee shall be entitled to an adjudication in any court of competent jurisdiction, of such Indemnitee’s entitlement to such indemnification. Alternatively, the Indemnitee, at his option, may seek an award in arbitration to be conducted in accordance with Section 20 of this Agreement. The Indemnitee shall commence such proceeding or award in arbitration, as applicable, seeking an adjudication within one hundred eighty (180) days following the date on which the Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose an Indemnitee’s right to seek any such adjudication.

(b) In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that an Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and the Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).

(c) If a determination shall have been made pursuant to Section 6(b) of this Agreement that an Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) In the event that an Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 12 of this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e) The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. If requested by Indemnitee, the Company shall (within thirty (30)

8	Indemnification Agreement

days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

(f) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8. Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The rights of indemnification and the right to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the certificate of incorporation of the Company, the Memorandum and Articles of the Company, any agreement, a vote of shareholders, a resolution of directors or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in their Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification or advancement than would be afforded currently under the Memorandum and Articles of the Company and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, the Indemnitee shall be covered in their capacity as such by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary, as applicable, under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

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(d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that any Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise. In the event the Company makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, the Indemnitee shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

(e) The Company’s obligation to indemnify or advance Expenses hereunder to an Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such Indemnitee has actually received as indemnification or advancement of expenses from or on behalf of or with respect to such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

9. Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to indemnify the Indemnitee in connection with any claim:

(a) for which payment has actually been made to or on behalf of the Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the United States Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law of the United States; or

(c) in connection with any Proceeding (or any part of any Proceeding) initiated by the Indemnitee, including, without limitation, any Proceeding (or any part of any Proceeding) initiated by the Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board specifically authorized the Indemnitee to bring the Proceeding (or part of Proceeding, as applicable) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d) in connection with a Proceeding by or in the right of the Company, in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudicated by final judgment in a court of law of competent jurisdiction to be liable for willful misconduct in the performance of his duty to the Company unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity as such court shall deem proper; or

(e) brought against him by reason of any alleged dishonesty or fraud on his part and in which the Indemnitee shall have been adjudicated by final judgment in a court of law or other tribunal of competent jurisdiction to have committed acts (i) of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, and (iii) which acts were material to the cause of action so adjudicated; or

10	Indemnification Agreement

(f) for any judgment, fine or penalty which the Company is prohibited by applicable law from paying as indemnity; or

(g) arising out of the Indemnitee’s breach of an employment agreement between the Indemnitee and the Company or any of its subsidiaries, if any, or any other agreement between the Indemnitee and the Company or any of its subsidiaries, but only to the extent that such breach shall have been determined to have occurred by final judgment in a court of law or other tribunal of competent jurisdiction.

10. Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period any Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as any Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

11. Enforcement. The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce the Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that the Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.

12. Definitions. For purposes of this Agreement:

(a) “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(b) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by an Indemnitee.

(c) “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that any Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

(d) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other reasonable disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding. Expenses also shall include

11	Indemnification Agreement

Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent and, for purposes of Section 7(d) only, Expenses incurred by the Indemnitee in connection with the interpretation, enforcement or defense of their rights under this Agreement by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by the Indemnitee or the amount of judgments or fines against the Indemnitee.

(e) “Independent Counsel” means a law firm, or a member of a law firm, or a solo practitioner, that is experienced in matters of New York corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

(f) “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which an Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that the Indemnitee is or was an officer or director of the Company, by reason of any action taken by him or of any inaction on his part while acting as an officer or director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his rights under this Agreement and any others prohibited hereunder.

13. Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon the Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

14. Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

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15. Notice By Indemnitee. The Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

16. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when sent by facsimile at the number set forth on the signature page hereof upon successful transmission report being generated by the sender’s machine; or (iii) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth on the signature page with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

17. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

19. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without regards to conflicts of law principles.

20. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. Each of the Company, on the one hand, and the Investor, on the other hand, shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

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(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 20, including the provisions concerning the appointment of arbitrators, the provisions of this Section 20 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of New York and shall not apply any other substantive Law.

(e) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(g) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

21. Language. This Agreement is entered into in English only. Any Chinese translation of this Agreement, if any, is for reference only and shall not be a legally binding document. Accordingly, the English version will prevail in the event of any inconsistency between the English and any Chinese translations thereof.

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14	Indemnification Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

COMPANY:

CDMTV HOLDING COMPANY

By:
Name:	Limin Li
Title:	Director

Address:	c/o China Digital Mobile TV Co. Ltd.
1/F Block 7#, Champs Elysees
Nongyuan Road
Futian District
Shenzhen 518040, P.R. China
Attn: Limin Li, Chairman
Facsimile: (86755) 8298 1111

With a copy to:

Latham & Watkins LLP
41/F, One Exchange Square
8 Connaught Place Central
Hong Kong
Attn: Z. Julie Gao, Esq.
Facsimile: (852) 2522-7006

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

INDEMNITEE:

Joel M. Frank

Address:

9 West 57th Street, 39th Floor
New York, NY 10019
United States of America
Fax: +1 (212) 719-7482

S-2	OZ - CDMTV Indemnification Agreement